June 16, 1995


Dear Shareholder:

You are cordially invited to attend a Meeting of the Shareholders of Seneca Foods Corporation, a New York corporation (the "Company"), to be held at 9:00 a.m., local time on August 5, 1995 at the Company's facility in Dundee, New York.

At this important Meeting you will be asked to vote for the election of three directors and to ratify appointment by the Board of Directors of Deloitte & Touche LLP as the Company's accountants for the current fiscal year ending March 31, 1996. In addition to those matters, which are presented to shareholders each year, you will be asked to vote on two special proposals.

The first additional proposal is a proposed amendment to the Company's Certificate of Incorporation which will effect a recapitalization of the Company by creating a second class of Common Stock which will be distributed as a stock dividend to all common shareholders. This very significant proposal is discussed further in the following paragraphs. The second special proposal will amend the by-laws to permit the annual shareholders meeting to be held earlier in the year than is currently permitted by the by-laws; this by-law amendment is needed because the Company has changed its fiscal year-end from July 31st to March 31st and the period provided for annual meetings in the existing by-laws would not be timely in relation to the new fiscal year-end.

The proposed recapitalization amendment would (i) reclassify the existing Common Stock ("Existing Common Stock") as Class B Common Stock (the "Class B Common Stock"), (ii) authorize a new class of 10,000,000 shares to be designated Class A Common Stock (the "Class A Common Stock") and (iii) establish the express terms of the Class A Common Stock and the Class B Common Stock (the "Proposed Amendment"). The Class A Common Stock and the Class B Common Stock would have substantially identical rights with respect to any dividends or distributions of cash or property declared on shares of common stock and rank equally as to the right to receive proceeds on liquidation or dissolution of the Company after payment of the Company's indebtedness and liquidation rights to holders of preferred shares. However, holders of Class B Common Stock would retain their full vote per share whereas the holders of Class A Common Stock would have voting rights of 1/20th of one vote per share on all matters as to which shareholders of the Company are entitled to vote.

If the Proposed Amendment is approved by the shareholders, the Board of Directors intends to prepare and file a certificate to that effect with the Secretary of State of New York. The Existing Common Stock would be reclassified as Class B Common Stock. As soon as practical after filing the Proposed Amendment, the Company will distribute (the "Distribution") one share of Class A Common Stock for each share of Class B Common Stock outstanding on the record date for the Distribution. The record date for the Distribution will be the date of the Annual Meeting of Shareholders.

Shareholders should retain their current share certificates because, upon reclassification, such certificates will represent Class B Common Stock without any need for exchange. At the time of the Distribution, new certificates would be issued for Class A Common Stock only.

Upon reclassification, the Class B Common Stock would continue to have its express terms, except to the extent voting rights with regard to those shares would be affected by the Class A Special Rights provision. See "Description of Class A Common Stock and Class B Common Stock -- Class A Special Rights". As more fully described below, the new Class A Common Stock would have certain special characteristics as compared to the Class B Common Stock, of which the most significant is the reduction of voting power to 1/20th of a vote per share of Class A Common Stock. On certain matters where required by law, the Class A Common Stock would be entitled to vote as a class, so that the separate approval of the Class A Common Stock would be required to authorize certain actions. In particular, the holders of Class A Common Stock as such would not be entitled to vote on any matters except as otherwise provided or required by law. There would be no change in the relative voting power or equity of any shareholder of the Company as a result of the Distribution because the Distribution would be made to all shareholders in proportion to the number of shares of Existing Common Stock owned by them on the record date for the Distribution.

Following the reclassification, the Company's Class B Common Stock will continue to be listed for trading on the NASDAQ National Market System ("NASDAQ/NMS"), the electronic inter-dealer quotation system operated by NASDAQ, Inc. Upon issuance by the Company, the Class A Common Stock will also be listed for trading on NASDAQ/NMS.

The Company's Board of Directors recommends shareholder approval of the Proposed Amendment. The Board of Directors believes that the enhanced flexibility the reclassification affords the Company in future financings, acquisitions and employee benefit plans outweighs any of the potential disadvantages described in the accompanying Proxy Statement and, therefore, solicits your proxy in favor of approval of the Proposed Amendment. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Existing Common Stock represented (in person or by proxy) at the Meeting is required to approve the Amendment. The Company has been advised that the Company's Chairman and a director, Arthur S. Wolcott, Kraig H. Kayser, its President, Chief Executive Officer and a director, and Susan W. Stuart, who is a director and a daughter of Arthur S. Wolcott, have in the aggregate sole or shared voting power over 35% of the total voting shares of the Company by reason of their personal ownerships of voting securities of the Company and their sole or shared voting power as fiduciaries with respect to other shares. The beneficial ownership of Messrs. Wolcott and Kayser is sufficient to give them voting control with respect to the Company.

The Board of Directors urges you to complete, date and sign the enclosed proxy card and to return it without delay in the postage paid envelope provided herewith so that your shares may be represented at the Meeting. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting whether or not you have previously submitted a proxy card.

The accompanying Proxy Statement which is being furnished in connection with the solicitation of your proxy by the Company's Board of Directors, describes the proposed transactions in detail and provides certain additional information regarding the Company. The information in this letter which is condensed for your convenience, is subject to the more complete discussion in the proxy statement and the specific language of the Proposed Amendment which is an exhibit to the Proxy Statement. Please read the Proxy Statement carefully.

Sincerely,

SENECA FOODS CORPORATION


/s/Kraig H. Kayser

Kraig H. Kayser
President and Chief Executive Officer

                                        SENECA FOODS CORPORATION
                                       1162 Pittsford-Victor Road
                                        Pittsford, New York 14534


                                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of SENECA FOODS CORPORATION will be held at 74 Seneca Street, Dundee, New York, on Saturday, August 5, 1995, at 9:00 a.m., Dundee time, for the following purposes:

     1. To elect two directors to serve until the annual meeting of shareholders in 1998 and one director to serve until the annual meeting in 1996, and until their successors are duly elected and shall qualify.

     2. To consider and act upon a management proposal to amend the Company's Certificate of Incorporation.

     3. To consider and act upon two management proposals to amend the Company's By-Laws to (a) conform them to the provisions of the proposed amendment to the Certificate of Incorporation and (b) to change the date of the annual meeting of shareholders.

     4. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1996.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Accompanying this notice is a Proxy and Proxy Statement. If you are unable to be present in person, please sign the enclosed form of Proxy and return it in the enclosed envelope. If you attend the meeting and vote personally, the Proxy will not be used. Only shareholders of record at the close of business on June 16, 1995, will be entitled to vote at the meeting. The prompt return of your Proxy will save the expense of further communications.

     A copy of the Annual Report for the year ended March 31, 1995 also accompanies this Notice.

                                         By order of the Board of Directors,


                                         JEFFREY L. VAN RIPER
                                         Secretary

DATED:     Pittsford, New York
           June 16, 1995

                                             PROXY STATEMENT

                                  FOR ANNUAL MEETING OF SHAREHOLDERS OF

                                        SENECA FOODS CORPORATION
                                     -------------------------------

                                     Date of Mailing: June 23, 1995

                             Annual Meeting of Shareholders: August 5, 1995


     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SENECA FOODS CORPORATION (HEREINAFTER CALLED THE "COMPANY"). Any Proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the Proxy. The signing of the form of Proxy will not preclude the shareholder from attending the meeting and voting in person. The directors of the Company know of no matters to come before the meeting other than those set forth in this Proxy Statement. In the event any other matter may properly be brought before the meeting, the Proxy holders will vote the Proxies in their discretion on such matter.

     All of the expenses involved in preparing and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to beneficial owners of stock.

     Only record holders of the voting stock at the close of business on June 16, 1995 are entitled to vote at the meeting. On that day the following shares were issued and outstanding: (i) 2,796,555 shares of Common Stock, $.25 par value per share ("Common Stock"); (ii) 200,000 shares of 6% Cumulative Voting Preferred Stock, $.25 par value per share ("6% Preferred Stock"); (iii) 407,240 shares of 10% Cumulative Convertible Voting Preferred Stock - Series A, $.25 stated value per share ("10% Series A Preferred Stock"); and (iv) 400,000 shares of 10% Cumulative Convertible Voting Preferred Stock -Series B, $.25 stated value per share ("10% Series B Preferred Stock"). Each such share is entitled to one vote at the meeting.


                                               PROPOSAL 1


ELECTION OF DIRECTORS

     Under the By-Laws of the Company, its Board of Directors is divided into three classes, as equal in number as possible, having staggered terms of three years each. At this annual meeting two directors will be elected to serve until the annual meeting in 1998 and one will be elected to serve until the annual meeting in 1996 and until their successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the Proxy is marked to the contrary as provided therein, the enclosed Proxy will be voted for the election of the three nominees listed below, each of whom is presently a director of the Company.

     Although the directors do not contemplate that any of the nominees will be unable to serve, should such a situation arise, the Proxy may be voted for the election of other persons as directors. Each nominee, to be elected as a director, must receive the affirmative vote of a plurality of the votes cast at the meeting.

     The following table sets forth certain information with respect to the nominees for election as directors and directors whose terms continue beyond the meeting:

                                                                                          Served as
                                                                                           Director
Director                   Principal Occupation for Past Five Years (1)               Age   Since
- --------                   ----------------------------------------                   --- ---------

                           Directors Standing for Election

(a) To serve until the annual meeting of shareholders in 1998 and until their successors are duly elected and shall qualify:

David L. Call (2)          Dean of the College of Agriculture and Life Sciences,       63    1985
                           Cornell University, Ithaca, New York.

Susan W. Stuart (3)        Marketing Consultant, Fairfield, Connecticut.               39    1986

(b) To serve until the annual meeting of shareholders in 1996 and until his successor is duly elected and shall qualify:

Michael A. Schaeffer       Vice President-Production, Pillsbury Brands of Grand        47    1995
                           Metropolitan, PLC, Minneapolis, Minnesota
                           (manufacturer of food products) since 1995 and Vice
                           President-Production, Green Giant Brands until 1995.

                           Directors Whose Terms Expire in 1996

Robert T. Brady            President and Chief Executive Officer of Moog Inc.,         54    1989
                           East Aurora, New York (manufacturer of control
                           systems).(4)

Arthur S. Wolcott (3)      Chairman of the Company. (5)                                69    1949

                           Directors Whose Terms Expire in 1997

Edward O. Gaylord          President of Gaylord & Company, Houston, Texas              63    1975
                           (venture capital) and the Chairman of EOTT Energy
                           Corporation, Houston, Texas (oil trading and
                           transportation). (6)

G. Brymer Humphreys        President, Humphreys Farm Inc., New Hartford, New York.     54    1983

Kraig H. Kayser            President and Chief Executive Officer of the Company        34    1985
                           since 1993 and Vice President, Secretary and Chief
                           Financial Officer of the Company from 1991 to 1993;
                           Vice President of J.P. Morgan Investment Management,
                           Inc., New York, New York until 1991.

(1) Unless otherwise indicated, each nominee has had the same principal occupation for at least the past five years.

(2) Mr. Call is also a director of Stop & Shop Companies, Inc., Braintree, Massachusetts (supermarket chain).

(3)  Arthur S. Wolcott and Susan W. Stuart are father and daughter.

(4) Mr. Brady is also a director of Acme Electric Corporation, East Aurora, New York (manufacturer of electronic power supplies), Astronics Corporation, Orchard Park, New York (manufacturer of specialty niche products), First Empire State Corporation, Buffalo, New York (bank holding company), and National Fuel Gas Corp, Buffalo, New York (integrated natural gas company).

(5) Mr. Wolcott is also a director of Moog Inc., East Aurora, New York (manufacturer of control systems).

(6) Mr. Gaylord is also a director of Stant Corporation, Richmond, Indiana (designer, manufacturer and distributor of automotive tools and accessories) and Imperial Holly Corporation, Sugarland, Texas (sugar manufacturer).

EXECUTIVE OFFICERS

     The following is a listing of the Company's executive officers:

                                                                                              Served as
                                                                                               Officer
Officer                  Principal Occupation for Past Five Years (1)                    Age     Since
- -------                  ----------------------------------------                        ---  ---------

Arthur S. Wolcott        See table under "Election of Directors".                         69     1949

Kraig H. Kayser          See table under "Election of Directors".                         34     1991

Alvin L. Gauvin          Senior Vice President, Branded Sales and Marketing               46     1987
                         of the Company since 1995, Senior Vice President,
                         Sales and Marketing of the Company from 1992 to 1995
                         and Senior Vice President, Sales until 1992.

Ricke A. Kress           Senior Vice President, Operations of the Company since 1993,     43     1984
                         Vice President, Technical Services from 1991 to 1993 and
                         Vice President, Research and Development until 1991.

Devra A. Bevona          Treasurer of the Company.                                        44     1988

Jeffrey L. Van Riper     Secretary since 1993 and Controller since 1986 of the            38     1986
                         Company.

(1) Unless otherwise indicated, each officer has had the same principal occupation for at least the past five years.

OWNERSHIP OF SECURITIES

     Ownership by Management. The following table sets forth certain information with respect to beneficial ownership of the Company's outstanding Common Stock, 6% Preferred Stock, 10% Series A Preferred Stock and 10% Series B Preferred Stock by each nominee and director and by all directors, nominees and officers as a group as of April 1, 1995 ("beneficial ownership" for these purposes is determined in accordance with applicable Securities and Exchange Commission ["SEC"] rules and includes shares over which a person has sole or shared voting or investment power):

                                                                          Shares (1)
                                                                       Beneficially          Percent
Nominees for Election               Title of Class                         Owned            of Class
- ---------------------               --------------                     -------------        --------

David L. Call                       Common Stock                             600                 -  %(2)

Susan W. Stuart                     Common Stock                         205,194(3)              7.3
                                    6% Preferred Stock                    25,296                12.6

Directors Whose Terms do not Expire
- -----------------------------------
Edward O. Gaylord                   Common Stock                           4,544                 0.2

G. Brymer Humphreys                 Common Stock                           1,200                 -   (2)

Kraig H. Kayser                     Common Stock                         297,654(4)             10.6
                                    6% Preferred Stock                     8,000(5)              4.0
                                    10% Series A Preferred Stock         173,812(6)             42.7
                                    10% Series B Preferred Stock         165,080(7)             41.3

Arthur S. Wolcott                   Common Stock                         310,302(8)             11.1
                                    6% Preferred Stock                    63,288(9)             31.7
                                    10% Series A Preferred Stock         212,840(10)            52.2
                                    10% Series B Preferred Stock         212,200(11)            53.0

All directors, nominees             Common Stock                         542,430(13)            19.4
and officers as a group (12)        6% Preferred Stock                    96,584(14)            48.3
                                    10% Series A Preferred Stock         386,652(15)            94.9
                                    10% Series B Preferred Stock         377,280(16)            94.3

(1) Unless otherwise stated, each person named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person. No stock options are held by any of the named individuals or the group. The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which are currently convertible into Common Stock on the basis of 20 and 30 preferred shares, respectively, for each share of Common Stock.

(2)  Less than 0.1%.

(3) The shares in the table include (i) 10,182 shares of Common Stock held by Ms. Stuart's husband, (ii) 1,500 shares owned by her sister's son, of which Ms. Stuart is the trustee, (iii) 34,942 shares held by the Company's Tax Credit Employee Stock Ownership Plan Trust (the "PAYSOP"), of which Ms. Stuart is a trustee, (iv) 78,188 shares held by the Seneca Foods Corporation Employees' Pension Benefit Plan (the "Pension Plan"), of which Ms. Stuart is a trustee and (v) 25,602 shares held by the Seneca Foods Foundation (the "Foundation"), of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation and sole voting and investment power with respect to the shares owned by her sister's son. She disclaims beneficial ownership of the shares held by her husband.


(4) Mr. Kayser has sole voting and investment power over 49,628 shares of Common Stock owned by him and sole voting but no investment power over 32,650 shares owned by his siblings and their children which are subject to a voting trust agreement. Mr. Kayser has shared voting and investment power with respect to 76,644 shares held in two trusts of which he is a co-trustee and in which he and members of his family are beneficiaries. Robert Oppenheimer of Rochester, New York is the other co-trustee of the trusts. The shares in the table include (i) 34,942 shares held by the PAYSOP, of which Mr. Kayser is a trustee, (ii) 78,188 shares held by the Pension Plan, of which Mr. Kayser is a trustee and (iii) 25,602 shares held by the Foundation, of which Mr. Kayser is a director. The shares in the table do not include (i) 14,912 shares owned by Mr. Kayser's mother or (ii) 19,000 shares held in trust for Mr. Kayser's mother. Mr. Kayser has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership of the shares held by his mother and in trust for his mother.

(5) Does not include 27,536 shares of 6% Preferred Stock held by Mr. Kayser's brother, as to which Mr. Kayser disclaims beneficial ownership. See also the table in "Principal Owners of Voting Stock".

(6) Mr. Kayser has shared voting and investment power with respect to 141,644 shares of 10% Series A Preferred Stock held in two trusts described in note 4 above. The total 173,812 shares of 10% Series A Preferred Stock are convertible into 8,690 shares of Common Stock.

(7) Mr. Kayser has shared voting and investment power with respect to 165,080 shares of 10% Series B Preferred Stock held in two trusts described in note 4 above. These shares are convertible into 5,502 shares of Common Stock.

(8) The shares in the table include (i) 56,672 shares of Common Stock held by Mr. Wolcott's wife, (ii) 34,942 shares held by the PAYSOP, of which Mr. Wolcott is a trustee, (iii) 78,188 shares held by the Pension Plan, of which Mr. Wolcott is a trustee and (iv) 25,602 shares held by the Foundation, of which Mr. Wolcott is a director. The shares in the table do not include 271,848 shares of Common Stock held directly by Mr. and Mrs. Wolcott's offspring and their spouses (including Susan W. Stuart). Mr. Wolcott has shared voting and investment power with respect to the shares held by the PAYSOP, the Pension Plan and the Foundation. He disclaims beneficial ownership with respect to the shares held by his offspring and their spouses and his wife.

(9) Includes 30,444 shares of 6% Preferred Stock held under a shareholder voting agreement giving Mr. Wolcott sole voting power of the shares, but not investment power or beneficial ownership of the shares. Does not include 101,176 shares of 6% Preferred Stock held directly by Mr. and Mrs. Wolcott's offspring (including Susan W. Stuart), as to which Mr. Wolcott disclaims beneficial ownership.

(10) These shares are convertible into 10,642 shares of Common Stock.

(11) These shares are convertible into 7,073 shares of Common Stock.

(12) Does not include 300 shares of Common Stock owned by Mr. Brady's children as to which Mr. Brady disclaims beneficial ownership.

(13) See notes 3, 4 and 8 above.

(14) See notes 5 and 9 above.

(15) See notes 6 and 10 above.

(16) See notes 7 and 11 above.

     Principal Owners of Voting Stock. The following table sets forth, as of April 1, 1995, certain information with respect to persons known by the Company to be the beneficial owners of more than five percent of the classes of stock entitled to vote at the meeting ("beneficial ownership" for these purposes is determined in accordance with applicable SEC rules and includes shares over which a person has sole or shared voting or investment power). The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which are currently convertible into Common Stock on the basis of 20 and 30 preferred shares, respectively, for each common share.

                                                                Amount of Shares and Nature
                                                                  of Beneficial Ownership
                                                   ----------------------------------------------------
                                                   Sole Voting/   Shared Voting/
                      Name and Address of          Investment        Investment                Percent
Title of Class         Beneficial Owner              Power             Power           Total   of Class
- --------------        -------------------          ------------   --------------       -----   --------

6% Preferred Stock    Arthur S. Wolcott (1)           32,844           30,444(2)       63,288    31.7%

                      L. Jerome Wolcott, Sr. Trust        --           30,444(3)       30,444    15.2
                      Southbury, Connecticut

                      Kurt C. Kayser                  27,536(4)            --          27,536    13.8
                      Sarasota, Florida

                      Susan W. Stuart                 25,296(5)            --          25,296    12.6
                      Fairfield, Connecticut

                      Bruce S. Wolcott                25,296(5)            --          25,296    12.6
                      Canandaigua, New York

                      Grace W. Wadell                 25,292(5)            --          25,292    12.6
                      Bala Cynwyd, Pennsylvania

                      Mark S. Wolcott                 25,292(5)            --          25,292    12.6
                      Pittsford, New York

10% Series A          Arthur S. Wolcott              212,840(6)            --         212,840    52.2
Preferred Stock

                      Kraig H. Kayser (7)             32,168          141,644(8)      173,812    42.7

                      Hannelore Wolcott               20,588               --          20,588     5.1
                      Penn Yan, New York

10% Series B          Arthur S. Wolcott              212,200(9)            --         212,200    53.0
Preferred Stock

                      Kraig H. Kayser                     --          165,080(10)     165,080    41.3

                      Hannelore Wolcott               22,720               --          22,720     5.7

                                                                Amount of Shares and Nature
                                                                  of Beneficial Ownership
                                                   ----------------------------------------------------
                                                   Sole Voting/   Shared Voting/
                      Name and Address of          Investment        Investment                   Percent
Title of Class         Beneficial Owner              Power             Power           Total      of Class
- --------------        -------------------          ------------   --------------       -----      --------

Common Stock          Arthur S. Wolcott              114,898          195,404(11)     310,302        11.1%

                      Kraig H. Kayser                 49,628          248,026(12)     297,654        10.6

                      CMCO, Inc.(13)                 263,868               --         263,868         9.4
                      New York, New York

                      Edwin S. Marks (14)            132,500           94,520(15)     227,020         8.1
                      Great Neck, New York

                      Susan W. Stuart                 54,780          150,414(16)     205,194         7.3

                      Hansen Fruit & Cold            170,500               --         170,500         6.1
                        Storage Co., Inc. (17)
                      Yakima, Washington
- ---------------------------

(1)  Business address:  Suite 1010, 1605 Main Street, Sarasota, Florida 34236.

(2)  See note 9 to the table under the heading "Ownership by Management" and note 3 below.

(3) The L. Jerome Wolcott, Sr. Trust does not have voting power but has other attributes of beneficial ownership with respect to these shares, which are also included in Arthur S. Wolcott's shares (see note 2 above).

(4) These shares are included in the shares described in note 5 to the table under the heading "Ownership by Management".

(5) These shares are included in the shares described in note 9 to the table under the heading "Ownership by Management".

(6)  See note 10 to the table under the heading "Ownership by Management".

(7)  Business address: 1162 Pittsford-Victor Road, Pittsford, New York 14534.

(8)  See note 6 to the table under the heading "Ownership by Management".

(9)  See note 11 to the table under the heading "Ownership by Management".

(10) See note 7 to the table under the heading "Ownership by Management".

(11) See note 8 to the table under the heading "Ownership by Management".

(12) See note 4 to the table under the heading "Ownership by Management".

(13) Based on a statement on Schedule 13D filed by CMCO, Inc. with the SEC (as most recently amended in April, 1991). CMCO, Inc. is a private holding company of which Edwin S. Marks is the President and a shareholder.

(14) Based on a statement on Schedule 13D filed by Edwin S. Marks with the SEC (as most recently amended in April, 1991). See also note 13 above.

(15) Edwin S. Marks shares voting and dispositive power with respect to these shares with his wife.

(16) See note 3 to the table under the heading "Ownership by Management".

(17) Based on a statement on Schedule 13D filed with the SEC by Hansen Fruit & Cold Storage Co., Inc. ("Hansen Fruit") in November, 1988. According to the
     Schedule 13D, Gary Hansen, the President and a director of Hansen Fruit, has sole voting and dispositive power over the indicated shares.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to the Chief Executive Officer and to the most highly compensated executive officers whose compensation exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended March 31, 1995 (which consists of eight months by reason of a change in accounting periods), and July 31, 1994 and 1993.

                  Name of Individual and               Fiscal             Annual Compensation
                     Principal Position                 Year             Salary          Bonus
                  ----------------------                ----             ------          -----

                 Arthur S. Wolcott                      1995           $216,000(1)     $     --
                    Chairman and Director                1994            326,500         81,625
                                                         1993            326,500             --

                  Kraig H. Kayser                        1995            190,167(1)          --
                    President, Chief Executive           1994            262,333         68,250
                    Officer and Director (2)             1993            145,000             --

                  Alvin L. Gauvin                        1995             77,517(1)         --
                    Senior Vice President,               1994            113,025         28,325
                    Branded Sales and Marketing          1993            110,000             --

                  Ricke A. Kress                         1995             77,183(1)          --
                    Senior Vice President,               1994            110,000         27,500
                    Operations                           1993             84,500             --

(1)  Represents compensation from August 1994 through March 1995.

(2) Mr. Kayser became the Chief Executive Officer in June 1993; prior to that he was the Chief Financial Officer.


Pension Benefits

     The executive officers of the Company are entitled to participate in the Company's Pension Plan (referred to in this section as the "Plan"), which is for the benefit of all employees meeting certain eligibility requirements. Effective August 1, 1989, the Company amended the Plan to provide improved pension benefits under the Plan's Excess Formula. The improved Excess Formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant's average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant's average salary in excess of his compensation covered by Social Security.

     Participants who were employed by the Company prior to August 1, 1988 are eligible to receive the greater of their benefit determined under the Excess Formula or their benefit determined under the Offset Formula. The Offset Formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. Pursuant to changes required by the Tax Reform Act of 1986 (the "1986 Act"), the Company amended the plan to cease further accruals under the Offset Formula as of July 31, 1989. Participants who were eligible to receive a benefit under the Offset Formula will receive the greater of their benefit determined under the Excess Formula or their benefit determined under the Offset Formula as of July 31, 1989. The maximum permitted retirement income under either formula is $120,000.

     The following table sets forth estimated annual retirement benefits payable at age 65 for participants in certain compensation and years of service classifications using the highest number obtainable under both formulas (based on the maximum Social Security benefit in effect for the calendar year ending December 31, 1995):

               Five Highest
                Consecutive                                              ANNUAL BENEFITS
              Years' Earnings                             15 Years           25 Years           35 Years
              ---------------                             --------           --------           --------
                $  90,000                                 $14,000             $ 23,300          $ 32,700
                  120,000                                  21,200               32,300            45,300
                  150,000                                  28,700               41,300            57,900
                  180,000                                  36,200               50,300            70,500
                  210,000 or higher                        39,500               54,400            76,100

    Under the Plan, Arthur S. Wolcott,  Kraig H. Kayser,  Alvin L. Gauvin  and
Ricke A. Kress have 46 years, 3 years, 8 years and 13 years of credited service, respectively. Their compensation during fiscal 1995 covered by the Plan was $216,000 for Mr. Wolcott, $190,167 for Mr. Kayser, $77,517 for Mr. Gauvin and
$77,183 for Mr. Kress. The Internal Revenue Code limits the amount of compensation that can be taken into account in calculating retirement benefits
(for 1995 the limit is $150,000).

Directors' Fees

    During fiscal year 1995, directors were paid a fee of $1,000 per month. Any director who is also an officer of the Company receives no director fee.


Stock Options

    No options were granted or exercised in the period from August 1, 1994 to the date of this Proxy Statement, nor were any unexpired options held at the latter date by any officer or director of the Company.


Profit Sharing Plan

    The Company has a profit sharing plan for the officers and certain key employees of the Company. Under the plan, each Category One Employee, Category Two Employee and Category Three Employee (described below) receives a cash bonus equal to fifteen percent, twenty percent and twenty five percent, respectively, of his annual base salary (the "Bonus Amount") if the Pre-Tax Profit (as defined) of the Company for that year equals or exceeds the sum of (i) the total Bonus Amounts of all plan participants plus (ii) ten percent of the consolidated net worth of the Company as of the end of the prior fiscal year (subject to pro rata adjustment to reflect significant sales or acquisitions of assets during the year). The Category Three Employees consist of the individuals who are named in the executive compensation table above who are directors of the Company and certain senior executive officers; the Category Two Employees consist of the other executive officers and other senior management officials; the Category One Employees consist of various other management-level personnel.

    The bonuses earned by the Company's executive officers for the 1995 fiscal year are included in the executive compensation table above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Committee is responsible for providing overall guidance with respect to the Company's executive compensation programs. The goal of the Committee is to maintain a competitive compensation program in order to attract and retain well qualified management, to provide management with the incentive to accomplish the Company's financial and operating objectives and to link the interest of the Company's executive officers and management to the interests of its stockholders through bonuses tied to financial performance. The Committee is composed of three members and meets annually to review the Company's compensation programs, including executive salary administration and the profit sharing plan.

     The Committee believes that the Company's executives should be rewarded for their contributions to the Company's attaining annual financial goals, as set forth in the annual budget which is subject to revision during the year, and their attaining annual individual objectives. The Company pays its executive officers two principal types of compensation: base salary and profit sharing plan, each of which is more fully described below.

     Base Salary - The Company has historically established the base salary of its executive officers on the basis of each executive officer's scope of responsibility, experience, individual performance and accountability within the Company. In that regard the Company reviews comparable salary and other compensation arrangements in similar businesses and companies of similar size to determine appropriate levels necessary to attract and retain top quality management.

     Profit Sharing Plan - To further align the interests of executive officers with those of the Company's shareholders, a significant component of an executive officer's total compensation arrangement is participation in the annual profit sharing plan. An executive is rewarded with a cash bonus equal to a percentage of the executive's base salary if the Pre-Tax Profit of the Company for that year equals or exceeds the sum of the total Bonus Amounts of all plan participants plus ten percent of the consolidated net worth of the Company as of the end of the prior fiscal year.

     Performance Review - The general policies described above for the compensation of executive officers also apply to the compensation level approved by the Compensation Committee with respect to the 1995 compensation for the Chief Executive Officer. Based on the criteria outlined above, the Compensation Committee awarded to Kraig H. Kayser the amounts shown in the Executive Compensation Table. The Committee recognized Mr. Kayser's leadership role in guiding the overall performance of the Company towards its desired strategic direction as well as managing costs while growing the business. This effort was an essential element in the Company achieving its net earnings for the year.

Summary

     The Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the food processing industry. The Committee recognizes its responsibility to the Company's shareholders and intends to continue to establish and implement compensation policies that are consistent with competitive practice and are based on the Company's and the executives' performance.

     This report has been submitted by the Compensation Committee of the Corporation's Board of Directors:

                             David L. Call Edward O. Gaylord Susan W. Stuart


Compensation Committee Interlocks and Insider Participation

     Mr. Wolcott (Chairman) serves as a member of the Compensation Committee of Moog Inc. and a director on its Board. Mr. Brady, who is the President and Chief Executive Officer of Moog Inc., serves as a director on the Company's Board.

Common Stock Performance Graph

     The following graph shows the cumulative, five-year total return for the Company's Common Stock compared with the NASDAQ Market Index (which includes the Company) and a peer group of companies (described below).

     Performance data assumes that $100.00 was invested on March 31, 1990 in the Company's Common Stock, the NASDAQ Market, and the peer group. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

               Comparison of Five Year Cumulative Total Return of
                            Seneca Foods Corporation
                       NASDAQ Market Group and Peer Group


                            SENECA    PEER        NASDAQ
                    1990    100.00    100.00      100.00
                    1991    106.17    128.67      110.28
                    1992     79.01    127.90      116.23
                    1993     75.31    134.09      130.08
                    1994     96.30    118.97      150.33
                    1995    169.14    139.80      159.48

     The companies in the peer group are: H.J. Heinz Company, Odwalla Inc., J.M. Smucker Company, Stokely USA, Inc. and Vacu Dry Company.


INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

     In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed several committees including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The members of the Audit Committee are Edward O. Gaylord (Chairman), Robert
T. Brady, David L. Call and G. Brymer Humphreys. The Audit Committee recommends to the full Board of Directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the corporate management the scope and results of the Company's internal auditing procedures, reviews the independence of the auditors and any non-audit services provided by the auditors, reviews with the auditors and management the adequacy of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties.

     The Nominating  Committee consists of Arthur S. Wolcott (Chairman),  Robert
T. Brady and G. Brymer Humphreys. This Committee screens and selects nominees for vacancies in the Board of Directors as they occur. Consideration will be given to serious candidates for director which are recommended by shareholders of the Company. (Shareholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, 1162 Pittsford-Victor Road, Pittsford, New York 14534, and should include a statement setting forth the qualifications and experience of the proposed candidates and basis for nomination.)

     The Compensation Committee consists of David L. Call (Chairman), Edward O. Gaylord and Susan W. Stuart. This Committee establishes the level of compensation on an annual basis for all executive officers.

     During the year ended March 31, 1995, the Board of Directors had three meetings, the Audit Committee had three meetings, the Nominating Committee had one meeting and the Compensation Committee had one meeting. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any committee of the Board on which he or she served.


CERTAIN TRANSACTIONS

Transactions with The Pillsbury Company

     Michael A. Schaeffer was elected to the Board of Directors by the Board on May 2, 1995. He is Vice President-Production, Pillsbury Brands of
Grand Metropolitan, PLC.

     On February 10, 1995, prior to Mr. Schaeffer's election to the Company's Board, the Company consummated significant agreements with The Pillsbury Company ("Pillsbury") and Grand Metropolitan Incorporated, the parent of Pillsbury and a wholly-owned subsidiary of Grand Metropolitan, PLC. The Company acquired from Pillsbury a substantial percentage of tangible assets used by Pillsbury for the production of its Green Giant(R) (a registered trademark of The Pillsbury Company) brand of shelf-stable and frozen vegetable products, including six plants located in the midwestern and northwestern United States. Five Green Giant production plants were retained by Pillsbury with the intention to close them. The purchase price for the acquired assets was $73,025,000, in payment of which the Company issued to Pillsbury its 8% Secured Nonrecourse Subordinated Promissory Note due September 30, 2009 (the "Pillsbury Note") in that amount. The Company has agreed to acquire additional Green Giant assets from Pillsbury in 1996, and, as a result, the Pillsbury Note will be increased to approximately $74,913,000. The Pillsbury Note requires the Company to pay annual installments of principal and a final major principal payment on September 30, 2009.

     Concurrently with the acquisition of the Green Giant assets, the Company entered into an Alliance Agreement with Pillsbury and its parent, Grand Metropolitan Incorporated (the "Alliance Agreement"). Pursuant to the Alliance Agreement, the Company will process and sell to Pillsbury cases of shelf-stable vegetables, primarily in cans, for a price which will be purchased by Pillsbury on a "cost-plus" basis pursuant to cost-determination procedures set forth in the Alliance Agreement. The Company will also process certain frozen vegetables and asparagus for Pillsbury, but, unlike the canned vegetables, some of these products will not necessarily be processed by the Company through the final packing stages. Most of the production for Green Giant products is expected to occur in the plants acquired from Pillsbury (the "Alliance Plants"), but production will also occur in the Company's existing vegetable processing plants in Minnesota, Wisconsin and New York. The Company is making substantial capital improvements in the Alliance Plants and its existing vegetable plants to more efficiently process Green Giant products for sale to Pillsbury and (subject to certain production priorities for Pillsbury products in the Alliance Plants) vegetable products for sale by the Company under its existing brand names or private label brand names to purchasers such as supermarket chains. The Company will sell Green Giant products only to Pillsbury. Pillsbury has retained the ownership of its trademarks such as Green Giant and other intellectual property and goodwill of its Green Giant brand, as well as the marketing and distribution assets associated with its Green Giant business.

     The Alliance Agreement contains detailed provisions for determining fixed and variable manufacturing costs (including amortization of certain capital expenditures mutually agreed upon), warehousing costs, and costs of ancillary and special services requested by Pillsbury. It also contains provisions requiring the Company to operate and maintain the Alliance Plants and produce Green Giant products at high quality standards.

     In addition to purchases of products and services, Pillsbury will pay Seneca a management fee which will be modified from time to time by the parties. The parties intend that the result of all payments made each fiscal year by Pillsbury to the Company, exclusive of incentive payments described below, will result in the Company's having realized a recovery of its allowed costs, plus a profit on its sales to Pillsbury. The Company and Pillsbury have not publicly disclosed the profit targets, as they believe that disclosure would give competitors an unfair advantage. For the periods through March 31, 2000, Pillsbury will pay certain annual incentive payments which constitute a specified portion of any cost savings achieved by the Company and passed on to Pillsbury over targeted cost savings fixed by the parties for each such year.

     Pillsbury will submit to Seneca each year its purchase requirements for the forthcoming pack year, subject to certain subsequent modifications. Except as it submits to the Company its annual purchase requirements, Pillsbury has no obligation to purchase any minimum quantity of product throughout the Alliance Agreement. Inasmuch as Pillsbury will have sold to the Company or closed all its Green Giant production facilities and hopes to benefit under the Alliance Agreement paying lower product costs than it might otherwise incur, both parties expect the Company to be a major supplier of Green Giant vegetable products to Pillsbury.

     Based upon Pillsbury's recent sales volume for the Green Giant products to be supplied by the Company and the Company's recent sales volume, the Company expects that in the Company's fiscal year ending March 31, 1996, and in the foreseeable future while the Alliance Agreement remains in effect, Pillsbury will be the Company's largest customer.

     The Alliance Agreement has an initial term ending December 31, 2014, and will be automatically extended for additional five year terms unless terminated in accordance with the next sentence. Either party may terminate the Alliance Agreement without cause on at least 12 months' notice prior to the end of the then-current term. Either party may terminate for a substantial and continuing material breach of the other party on 60 days' prior notice. Other events permitting one or the other party to terminate the Alliance Agreement are set forth in that agreement, and include Pillsbury's right to terminate upon a "change in control" of Seneca as defined in the Alliance Agreement (see "Amendment to the Company's Certificate of Incorporation-Background of the Proposal"). Under virtually all the causes of termination enumerated in the Alliance Agreement, legal title to the Alliance Plants and the other assets which Seneca acquired from Pillsbury and various financial adjustments between the parties will occur. Pillsbury holds mortgage and security interests in the property transferred to the Company and any replacement property to enforce its rights under the Alliance Agreement and the Pillsbury Note. Pillsbury will look to that property, and not to the property of the Company, to satisfy its claims under the Pillsbury Note (except for damages in certain circumstances such as the Company's fraud or intentional misconduct or its failure to turn over insurance or condemnation proceeds of the secured property or turn over the property as required by the Pillsbury Note or comply with the termination provisions of the Alliance Agreement). The Pillsbury Note has extensive provisions defining the relative rights and remedies against the Company of Pillsbury and of the Company's long-term insurance lenders and revolving credit bank lenders in certain circumstances such as default by the Company.

     The Alliance Agreement provides for (1) an Alliance Review Board ("ARB") consisting of one employee each of the Company and Pillsbury which meets quarterly or more often if the members desire to resolve operational issues, and
(2) a Strategic Review Board ("SRB"), to be composed of two or four members equally divided between the Company and Pillsbury who are at a higher managerial level than the ARB members. The SRB will attempt to resolve disputes between the parties, any resolution being binding upon the parties. The SRB shall also approve any proposed capital expenditures by the Company in addition to the initial capital restructuring program which was approved by the parties. If the SRB cannot resolve a dispute, the dispute will next be submitted to mediation. Mr. Schaeffer is the Pillsbury employee on the ARB.

     Termination of the Alliance Agreement will entitle the Company's principal lenders, including long-term insurance lenders and revolving credit bank lenders (and other bank lenders whose loan agreements incorporate the default provisions of the Company's long-term debt agreements) to declare a default under the Company's loan agreements with them. The principal lenders have a security interest in certain payments to be received by the Company from Pillsbury on termination of the Alliance Agreement. See "Amendment to the Company's
Certificate of Incorporation-Background of the Proposal". Unless the Company were to enter into a new substantial supply relationship with Pillsbury or another major vegetable marketer and were able to acquire substantial production capacity to replace the Alliance Plants, any such termination would substantially reduce its sales. If termination were to occur while substantial indebtedness of the Company to its insurance and revolving credit bank lenders were outstanding, a restructuring of the debt payment terms might be necessary to avoid a payment default.

     The foregoing summary is not a complete description of the Alliance Agreement and the other agreements entered into between the Company and Pillsbury, copies of which (with confidential information deleted) are attached to the Company's Report on Form 8-K dated February 24, 1995 filed with the Securities and Exchange Commission.

     The Alliance Agreement permits Pillsbury to have a representative present as an observer at meetings of Seneca's Board of Directors and committees of the Board. It does not require the Company to elect Mr. Schaeffer or any other representative of Pillsbury or any of its affiliates to the Company's Board. The Directors elected Mr. Schaeffer to the Company's Board because they believe his knowledge and experience in the vegetable industry will make him a valuable contributor to the Board as a Director.

Other

     During fiscal 1995, the Company purchased raw products from Humphreys Farm Inc., of which G. Brymer Humphreys is President and a 24% shareholder, totaling $96,755.


                                               PROPOSAL 2



AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

General Description

     At the Annual Meeting, the shareholders will be asked to consider and vote upon a proposal (the "Proposal") to adopt an Amendment to the Company's Certificate of Incorporation (the "Proposed Amendment") to (i) reclassify the existing Common Stock of the Company (the "Existing Common Stock") as Class B Common Stock (the "Class B Common Stock"), (ii) authorize a new class of
10,000,000 shares to be designated Class A Common Stock (the "Class A Common Stock"), and (iii) establish the express terms of the Class A Common Stock and the Class B Common Stock.

     Each share of Class A Common Stock would rank substantially equal to each share of Class B Common Stock with respect to receipt of any dividends or distributions declared on shares of common stock and the right to receive proceeds on liquidation or dissolution of the Company after payment of the Company's indebtedness and liquidation preference payments to holders of preferred shares. However, holders of Class A Common Stock will have 1/20th of one vote per share on all matters requiring a shareholder vote, while holders of Class B Common Stock will retain their full vote per share.

     If the Proposed Amendment is approved by the shareholders, the Board of Directors intends to prepare and file a certificate to that effect with the Secretary of State of New York. The Existing Common Stock would be reclassified as Class B Common Stock. As soon as practical after filing of the Proposed Amendment, the Company will distribute (the "Distribution") one share of Class A Common Stock for each share of Class B Common Stock outstanding on the record date for the Distribution. The record date for the Distribution will be the date of the Annual Meeting of Shareholders.

     Shareholders should retain their current share certificates because, upon reclassification, those certificates then would represent Class B Common Stock without any need for exchange. At the time of the Distribution, new certificates would be issued for Class A Common Stock only.

     Upon reclassification, the Class B Common Stock would continue to have its express terms, except to the extent voting rights with regard to those shares would be affected by the Class A Special Rights provision. See "Description of Class A Common Stock and Class B Common Stock - Class A Special Rights". As more fully described below, the new Class A Common Stock would have certain special characteristics as compared to the Class B Common Stock, of which the most significant is the reduction of voting power to 1/20th of a vote per share of Class A Common Stock. Where required by law and with respect to certain proposals to increase the authorized shares of Class B Common Stock, the Class A Common Stock would be entitled to vote as a class, so that the separate approval of the holders of Class A Common Stock would be required to authorize certain actions on certain matters. See "Description of Class A Common Stock and Class B Common Stock - Voting". There would be no change in the relative voting power or equity of any shareholder of the Company as a result of the Distribution because the Distribution would be made to all shareholders in proportion to the number of shares of Existing Common Stock owned by them on the record date for the Distribution.

     The Proposal may have the effect of discouraging or creating an additional barrier to a hostile takeover of the Company or ouster of the Company's management. See "Certain Potential Disadvantages of the Proposal - Antitakeover Effect".


Background of the Proposal

     Background Arthur S. Wolcott, the Company's Chairman and a director,  Kraig
H. Kayser,  its President and Chief Executive Officer and a director,  and Susan
W. Stuart, who is a director and daughter of Mr. Wolcott, have in the aggregate sole or shared voting power over 35% of the total voting shares of the Company by reason of their personal ownerships of voting securities of the Company and their sole or shared voting power as fiduciaries with respect to other shares. The total beneficial stock ownership of Messrs. Wolcott and Kayser and members of their families is set forth above. See "Ownership of Securities - Principal Owners of Voting Stock".

     The beneficial ownership of Messrs. Wolcott and Kayser is sufficient to give them voting control with respect to the Company. For ease of reference, this discussion of the Proposal will refer from time to time to the stock ownership or voting power of the "Wolcott and Kayser Families," which phrase includes certain (i) persons and entities identified in the table, including footnotes to the table, set forth under "Principal Owners of Voting Stock" as having family relationships to Mr. Wolcott or Mr. Kayser and (ii) entities which are shareholders of the Company and with respect to which Mr. Wolcott or Mr. Kayser, or both, serve as fiduciaries and hold sole or shared voting power of shares of the Company owned by such entities. Reference herein to the Wolcott and Kayser Families is not intended to designate the family members as a "group" for the purpose of acquiring, holding or disposing of securities of the Company.

     The Board of Directors of the Company has concluded that it would be in the best interests of the Company to have a substantial number of shares of common stock available for any valid corporate purpose, such as a sale for cash to increase equity capital or reduce outstanding debt or as consideration in any future acquisition of assets by the Company instead of using cash or incurring debt to pay for the acquisition, or, if the Company were to adopt a plan to facilitate employee stock ownership, for allocation to such a plan. See "Reasons for the Proposal, Recommendation of the Board of Directors - Financing Flexibility".

     The directors have also unanimously concluded that the best interest of the Company also require that no material diminution occur in the relative voting power of the Wolcott and Kayser Families. Consequently, the Company's Existing Common Stock would not be an appropriate vehicle for financing, acquisition or employee stock ownership plan purposes, as such use may materially diminish the present voting power of the Wolcott and Kayser Families.

     As a means of ensuring the availability of shares for future financing and other corporate purposes, a number of publicly-held companies with majority or controlling ownership by any one person or group of persons have adopted dual-class capital structures. In reviewing the Company's capital structure and possible alternatives for the future, the Company's management determined that such a structure offered the Company a solution that would permit growth of the Company through sale or issuance of common stock without changing control.

     The Company submitted the Proposal to the National Association of Securities Dealers' National Market System ("NASDAQ/NMS") for review under the NASDAQ/NMS rules governing common stocks with disproportionate voting rights. The Existing Common Stock is currently traded on NASDAQ/NMS and provided the Proposal is approved, NASDAQ/NMS has advised the Company that the Class A Common Stock and Class B Common Stock will be eligible for listing on NASDAQ/NMS assuming compliance with all other qualification requirements of NASDAQ/NMS not related to voting rights. See "Certain Effects of the Proposal - NASDAQ/NMS Requirements".

     An important factor in the directors' consideration was the Company's acquisition in February 1995 of a substantial percentage of the tangible assets of the Green Giant Division of Pillsbury in exchange for the Pillsbury Note and the execution of the Alliance Agreement. See "ELECTION OF DIRECTORS
- -Transactions with The Pillsbury Company".

     To finance capital expenditures which the Company believes are necessary or appropriate for operation under the Alliance Agreement and for anticipated capital investment in other operations of the Company, the Company has borrowed on a long-term basis $75 million from the Prudential Insurance Company of America ("Prudential"), of which $26.6 million was used to prepay existing indebtedness to Prudential and $50 million from John Hancock Mutual Life Insurance Company ("Hancock"). To finance its working capital requirements, which have increased substantially by reason of the Alliance Agreement operations, the Company has obtained a commitment for a revolving line of credit of $150 million from a group of eleven banks for which The Chase Manhattan Bank, N.A. ("Chase") is agent and one of the eleven lenders.

     The foregoing transactions have resulted in a substantial increase in the Company's debt at March 31, 1995, the close of the Company's last fiscal year (consisting of only eight months by reason of a change in accounting periods), the Company's outstanding indebtedness was $227,074,000 as compared to $57,825,000, its indebtedness on July 31, 1994, the previous fiscal year close; total assets on the respective dates were $381,726,000 as compared to $200,601,000; and the ratio of debt to total assets on the respective dates was 59% as compared to 29%.

     Moreover, the Note Agreement dated February 23, 1995, between the Company and Prudential and Hancock (the "Note Agreement") and the Credit Agreement dated February 23, 1995, between the Company and the eleven lending banks (the "Credit Agreement") pursuant to which the Company's borrowings were effected, contain financial covenants which limit the discretion of the Company to incur future additional debt. The limitations on the Company's borrowing ability contained in these agreements create an additional incentive to the Company to have the option of issuing stock to increase its equity for acquisitions or additional capital investments or to give the Company more flexibility under the financial covenants in its loan agreements.

     During the negotiations culminating in the Alliance Agreement, Note Agreement and Credit Agreement, the respective parties other than the Company expressed to the Company their concerns if there were a change in control of the Company. Consequently, those agreements contain provisions which, although differing in specific provisions and terms, permit the other party to take action adverse to the Company under circumstances involving a "Change of Control" of the Company (as defined in the particular agreement) or accumulation of a specified percentage of total voting power by a person or group or certain substantial changes in the composition of the Company's Board of Directors. If a Change of Control event as defined in the relevant agreement were to occur, Pillsbury would be entitled to declare a default by the Company and terminate the Alliance Agreement, and the lenders would be entitled to demand immediate payment of the Company's indebtedness to them. The agreements also contain cross-default provisions; that is, a default by the Company under one agreement may entitle the other party under another agreement to declare the Company in default. These provisions are more specifically described below.

         The Alliance Agreement states that it may be terminated by Pillsbury at any time within 30 days of receiving notice from the Company that a Change of Control of the Company has occurred, which such Change of Control will be deemed to have occurred if any person who is not, as of the date of the Alliance Agreement, the beneficial owner of 30% or more of the combined voting power of the Company's then outstanding voting securities becomes such a beneficial owner, or the shareholders of the Company approve certain specified business transactions, including consolidation or merger, sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or liquidation or dissolution of the Company.

     In connection with the acquisition of the assets of Green Giant, the Company, Prudential and Hancock are parties to the Note Agreement whereby the Company authorized the issuance of a $75,000,000 10.78% Series A Senior Note due 2005 and a $50,000,000 10.81% Series B Senior Note due 2009 (the "Notes"). The Note Agreement provides that if within 30 Business Days of the date on which either Prudential or Hancock or any other holder of at least 10% of the aggregate principal amount of the Notes has knowledge that a Change of Control event has occurred, any such holder may require the Company to prepay in full within 10 business days the principal and accrued interest on the Notes held by the holder plus an additional sum which is calculated as a Yield Maintenance Amount in the Note Agreement. Prudential has relinquished its right to demand such prepayment. Prudential's relinquishment is ineffective as to any subsequent holder and will become ineffective as to Prudential if any other holder demands prepayment because of a Change of Control.

     For purposes of the Note  Agreement,  a Change of Control Event occurs when
(i) the beneficial ownership or acquisition by any Person or group of affiliated Persons (other than directly or indirectly through the Wolcott or Kayser Families) in any transaction or series of related transactions of shares of the Company representing more than 50% of the voting control of the Company; and
(ii) the Wolcott and Kayser Families shall cease to own, directly or indirectly, at least 25% of the outstanding voting capital stock of the Company.

     The Company and Chase, as Agent for the lender banks, entered into a Credit Agreement dated as of February 23, 1995. The Credit Agreement, as subsequently amended, states that an Event of Default occurs if (i) any Person or Persons acting in concert acquire, other than the Wolcott or Kayser Families, beneficial ownership of capital stock possessing either 30% or more of the total number of votes which the Company's shareholders shall be entitled to cast or the right to elect 30% or more of the Company's Board of Directors, or (ii) during any period of 12 consecutive months, the individuals who at the beginning of such 12-month period were directors of the Company cease for any reason to constitute a majority of the Board of Directors of the Company. If this Event of Default occurs, Chase may declare the outstanding principal and interest of the Notes immediately due and payable.

     Management framed the features of the Proposal after consulting with legal and financial advisers and considering various alternatives to accomplish the Company's objectives. At its regular meeting on March 10, 1995, which was adjourned to May 2, 1995, the Board of Directors of the Company discussed generally with management the features of the Proposal and other possible actions that had been considered by management in arriving at the Proposal.


Reasons for the Proposal; Recommendation of the Board of Directors

     The Board of Directors unanimously recommends that shareholders vote FOR the adoption of the Proposed Amendment.

     After discussions among the Directors concerning the Proposal, the Board of Directors, including the Company's independent outside directors, unanimously determined to recommend that the shareholders approve of the Proposed Amendment. In connection with its adoption of the Proposed Amendment, the Board also (i) authorized the filing of definitive proxy materials relating to the Proposal with the Securities and Exchange Commission, and (ii) declared the dividend in Class A Common Stock, subject to shareholder approval of the Proposed Amendment, setting August 5, 1995, the date of the Annual Meeting of Shareholders, as the record date for such dividend.

     The Company's Board of Directors believes that a capital structure having two classes of common stock offers a number of potential benefits, as described below, and that adoption of the Proposal is in the best interests of the Company and all of its shareholders.

     Financing Flexibility Implementation of the Proposal would provide the Company with increased flexibility in the future to issue common equity or to issue senior equity securities convertible into common stock to reduce the Company's outstanding debt or for other corporate purposes, including financing acquisitions and other future growth and funding of employee benefit stock plans without diluting the voting power of the Company's existing shareholders, including the Wolcott and Kayser Families.

     The Company is considering the feasibility of a public offering of common stock for cash in the near future, but it has no definitive plans to do so. If the Company were to engage in any such financing, it is more likely to offer Class A Common Stock. The Company does not now have under consideration any other proposals for issuance of any class of common stock.

     Shareholder Flexibility The Proposal would protect shareholders, including the Wolcott and Kayser Families, against dilution of their relative voting power in the event of future issuances of equity securities by the Company as the Company currently intends that the Class B Common Stock ordinarily will not be used for such purposes. There can be no assurance, however, that the Company will not issue additional Class B Common Stock where such issuance may be necessary or appropriate to accomplish a particular objective.

     In addition, present shareholders would have increased flexibility to dispose of a portion of their equity interest in the Company without substantially diminishing their relative voting power. Under the Proposal, such shareholders could sell or otherwise dispose of a significant portion of their equity interest in the Company by disposing of Class A Common Stock and retaining Class B Common Stock. Disposition of Class A Common Stock would result in a loss of voting power equal to only 5% of the loss of voting power which would result from the disposition of the same number of shares of Class B Common Stock. The Company is not aware of any present intention by members of the Wolcott and Kayser Families to dispose of any portion of their equity interests in the Company. However, if in time some members of the Wolcott and Kayser Families elect to dispose of some of their shares for diversification, liquidity and estate planning reasons, the Company believes that, if the Proposal is approved, they would be more likely to dispose of shares of Class A Common Stock rather than shares of Class B Common Stock.

     Continuity Because implementation of the Proposal would allow the Wolcott and Kayser Families to continue to exercise control over a majority of the Company's voting power even if their total equity position is significantly reduced, the adoption of the Proposal would reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that could otherwise result if members of the Wolcott and Kayser Families should find it necessary to sell a significant block of equity stock for diversification, payment of estate tax obligations or other reasons. Implementation of the Proposal will allow management to focus its attention and the Company's resources on maximizing long-term corporate growth and profitability without concern for the possibility of an unexpected or unwanted change in control of the Company.

     Business Relationships As stated above, the Company's Alliance Agreement with Pillsbury and its Note Agreement with long-term lenders and Credit Agreement with lending banks contain provisions which could permit the other parties to declare the Company in default and terminate the Alliance Agreement or accelerate indebtedness under the Note Agreement or the Credit Agreement if certain events were to occur which constituted a "Change of Control" under the respective provisions of those agreements. Adoption of the Proposal should decrease the risk of any such Change of Control as defined in the respective agreements and may reassure any of the Company's other customers, suppliers, licensors or lenders who may have concerns about the possibility of a Change of Control if the voting power of the Wolcott and Kayser Families were substantially diluted.

     Key Employees The Proposal should allow all employees to continue to concentrate on their responsibilities without undue concern that the future of the Company could be affected by real or perceived succession of ownership issues or an unwanted takeover or a default under the agreement referred to in the preceding paragraph that could otherwise be triggered by any substantial divestiture by the Wolcott and Kayser Families in the future. In addition, as discussed above, the ability to issue Class A Common Stock would increase the Company's flexibility in structuring compensation so that key employees may participate in the growth of the Company.

     Liquidity Implementation of the Proposal would double the number of shares of the Company's common stock, and may improve the liquidity of an investment in the Company. See "Certain Effects of the Proposal - Effect on Trading Market". Such an improvement in liquidity could result in increased investment in the Company by large institutional investors. But see "Certain Potential Disadvantages of the Proposal - Investment by Institutions". Moreover, future issuances of Class A Common Stock after the Distribution should further enhance the liquidity of an investment in shares of that class over the long term.


Description of Class A Common Stock and Class B Common Stock

     The express terms of the Class A Common Stock and the Class B Common Stock are set forth in full in Article Third of the Proposed Amendment. The text of the changes to the current Certificate of Incorporation that would be effected by adoption of the Proposed Amendment are set forth as Exhibit A to this proxy statement and incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to Exhibit A.

     Voting Under the Company's current Certificate of Incorporation, the holders of Existing Common Stock have the right to vote for the election of all directors and on all other matters submitted to the shareholders of the Company. Each holder is entitled to cast one full vote per share. Cumulative voting is not authorized.

     Subject to the Class A Special Rights, each share of Class B Common Stock would continue to entitle the holder thereof to one full vote on all matters on which shareholders currently are entitled to vote, including the election of directors. Each share of Class A Common Stock would entitle the holder thereof to one-twentieth (1/20) of one vote on all matters on which shareholders are entitled to vote, including the election of directors. The Proposal would result in the reclassification of the Existing Common Stock into Class B Common Stock but would not affect the relative voting power of the holders of the Existing Common Stock.

     The Proposed Amendment also entitles the holders of Class A Common Stock to vote as a separate class on any proposal to amend the Certificate of Incorporation to increase the authorized number of shares of Class B Common Stock, unless the increased authorization does not exceed the number of shares of Class B Common Stock which must be issued in a proposed stock dividend with respect to shares of Class B Common Stock and an equivalent stock dividend of shares of Class A Common Stock will be effected concurrently with respect to shares of Class A Common Stock.

     In addition, Section 804 of the Business Corporation Law of New York confers on the holders of Class A Common Stock the right to vote as a class on any amendment to the Certificate of Incorporation which would (1) exclude or limit the shareholders' right to vote on any matter, except as such rights may be limited by voting rights given to new shares then being authorized; (2) change the shares of Class A Common Stock by (a) reducing the par value, (b) changing the shares into a different number of the same class or into a different or same number of shares of a different class, or (c) fixing, changing or abolishing the designation of Class A Common Stock or any series thereof or any of the relative rights, preferences, and limitations of the shares; or (3) subordinate their rights by authorizing shares having preferences which would be in any respect superior to their rights. Other provisions of the New York Business Corporation Law would entitle holders of Class A Common Stock to vote as a separate class for approval of any plan of merger, consolidation or exchange which would effect any change in Class A Common Stock described in the preceding sentence.

     On proposals on which holders of Class A Common Stock are entitled to vote as a separate class, the proposal must be approved by a majority of the Class A Common Stock votes cast at the meeting at which the voting occurs. Consequently, holders of Class A Common Stock, by withholding such approval, can defeat a proposal notwithstanding that holders of a majority of Class B Common Stock vote in favor of the proposal.

     Dividends and Other Distributions Each share of Class A Common Stock and of Class B Common Stock will be equal in respect to dividends and other distributions in cash, stock or property except that (i) if declared, a dividend or distribution in shares of the Company on Class A Common Stock will be paid in Class A Common Stock, and (ii) if declared, a dividend or distribution in shares of the Company on Class B Common Stock will be paid in Class B Common Stock. The number of shares so paid as a dividend or distribution on each share of Class A Common Stock and Class B Common Stock shall be equal, although the class of the shares so paid shall differ depending upon whether the recipient of the dividend is a holder of a share of Class A Common Stock or Class B Common Stock.

     Mergers and Consolidations In the event of a merger, consolidation, or combination of the Company with another entity (whether or not the Company is the surviving entity) or in the event of dissolution of the Company, the holders of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Class B Common Stock in that transaction. However, any shares of common stock that holders of Class A Common Stock become entitled to receive in the transaction may have terms substantially similar to the Class A Common Stock themselves. Thus the surviving entity in any such transaction could have a dual-class capital structure like that of the Company under the Proposed Amendment and could, upon consummation of the merger or consolidation, give full voting shares to the holders of Class B Common Stock and 1/20th voting shares to the holders of Class A Common Stock.

     Class A Special Rights The Proposal has been designed with the intention that the holders of Class A Common Stock will not be unfairly treated in the event that a person attempts to acquire control of or to take over the Company. The Proposed Amendment includes accordingly a two-pronged "Class A Special Rights" provision.

     First, the Class A Special Rights seek to prevent a person who has crossed a certain ownership threshold from gaining control of the Company by acquiring Class B Common Stock without buying Class A Common Stock. Anyone who acquires more than 15% of the outstanding Class B Common Stock after the date of the shareholder meeting, August 5, 1995 (the "threshold date"), and does not acquire a percentage of the Class A Common Stock outstanding at least equal to the percentage of Class B Common Stock that the person acquired above the 15% threshold, will not be allowed to vote shares of Class B Common Stock acquired in excess of the 15% threshold. For example, if a person acquires 20% of the outstanding Class B Common Stock after the threshold date but acquires no Class A Common Stock, that person would be unable to vote the 5% of the Class B Common Stock acquired in excess of the 15% threshold. With respect to persons who owned Existing Common Stock on or prior to the threshold date, only shares of Class B Common Stock acquired after the threshold date will be counted in determining whether that shareholder has exceeded the 15% threshold for acquisitions of Class B Common Stock and only acquisitions of Class A Common Stock after the Distribution will be counted in determining whether that shareholder's Class A Common Stock acquisitions have been at least equal to the acquisition of Class B Common Stock in excess of the 15% threshold. The inability of the person to vote the excess Class B Common Stock will continue under the Proposed Amendment until such time as a sufficient number of shares of Class A Common Stock have been acquired by the person to satisfy the requirements of the Class A Special Rights.

     The second prong of the Class A Special Rights is an "Equitable Price" requirement. It is intended to prevent a person seeking to acquire control of the Company from paying a discounted price for the Class A Common Stock required to be purchased by the acquiring person under the first prong of the Class A Special Rights. The Proposed Amendment provides that an Equitable Price has been paid for shares of Class A Common Stock only when they have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any Class B Common Stock acquired within the 60-day periods preceding and following the acquisition of the Class A Common Stock or (ii) the highest closing market sale price of Class B Common Stock during the 30-day periods preceding and following the acquisition of the Class A Common Stock. The value of any non-cash consideration will be determined by the Board of Directors of the Company acting in good faith. The highest closing market sale price of a share of Class B Common Stock will be the highest closing sale price reported by NASDAQ/NMS or on any such other securities exchange then constituting the principal trading market for either class of the common stock. In the event that no quotations are available, the highest closing market sale price will be the fair market value during the 30-day period of a share of Class B Common Stock as determined by the Board of Directors of the Company acting in good faith. The Equitable Price Provision is intended to require a person seeking to acquire control of the Company to buy the Class B and Class A Common Stock at virtually the same time and the same price, as might occur in a tender offer, to ensure that the acquiring person would be able to vote the Class B Common Stock acquired in excess of the 15% threshold.

     Under the Class A Special Rights, an acquisition of Class B Common Stock would be deemed to include any shares that an acquiring Person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in concert with any other person (an "Acquisition"). As used in the preceding sentence, "Person" shall include one or more persons and entities who act or agree to act in concert with respect to the Acquisition or disposition of Class B Common Stock or with respect to proposing or effecting a plan or proposal to (a) a merger, reorganization or liquidation of the Company or a sale of a material amount of its assets, (b) a change in the Company's Board of Directors or management, including any plan or proposal to fill vacancies on the Board of Directors or change the number or term of Directors, (c) a material change in the business or corporate structure of the Company, or (d) any material change in the capitalization or dividend policy of the Company. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other Person" shall not include acts or agreements to act by Persons pursuant to their official capacities as directors or officers of the Company or because they are related by blood or marriage.

     For purposes of calculating the 15% threshold, the following Acquisitions and increases shall be excluded: (i) shares of Class B Common Stock held by any Person on the threshold date, (ii) an increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as a result of a repurchase of Class B Common Stock by the Company since the last date on which that holder acquired Class B Common Stock, (iii) Acquisitions of Class B Common Stock (1) made pursuant to contracts existing prior to the threshold date, including the Acquisition of Class B Common Stock pursuant to the Conversion provisions of Class A Preferred Stock outstanding prior to the threshold date, (2) by bequest or inheritance or by operation of law upon the death or incompetency of any individual, and (3) by any other transfer made without valuable consideration, in good faith and not for the purpose of circumventing the Class A Special
Rights. A gift made to a person who is related to the donor by blood or marriage, a gift made to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986 or a successor provision and a gift to a Person who is a fiduciary solely for the benefit of, or which is owned entirely by, one or more persons or entities who are related to the donor by blood or marriage or which is a tax-qualified charitable organization or both shall be presumed to be made in good faith and not for purposes of circumventing the restrictions imposed by the Class A Special Rights.

     The Class A Special Rights will not apply to any increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as a result of a repurchase of Class B Common Stock by the Company since the last date on which that holder acquired Class B Common Stock. The Class A Special Rights also provide that to the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to the provision, that share will be excluded from the determination of the total shares eligible to vote for any purpose for which a vote of shareholders is taken.

     Convertibility The Class B Common Stock will be convertible into Class A Common Stock at any time on a share-for-share basis. The Class A Common Stock will not be convertible into shares of Class B Common Stock unless the number of shares of outstanding Class B Common Stock falls below 5% of the aggregate number of outstanding shares of Class B Common Stock and Class A Common Stock. In that event, immediately upon the occurrence thereof, all of the outstanding Class A Common Stock will be converted automatically into Class B Common Stock on a share-for-share basis; and Class B Common Stock will no longer be convertible into Class A Common Stock. For purposes of this provision, Class B Common Stock or Class A Common Stock repurchased by the Company and not reissued would not be considered to be "outstanding" from and after the date of repurchase.

     In the event of any such conversion of the Class A Common Stock, certificates which formerly represented outstanding shares of Class A Common Stock thereafter will be deemed to represent a like number of shares of Class B Common Stock, and all common stock then authorized by the Proposed Amendment will be deemed to be Class B Common Stock.

    Preemptive Rights Neither the Class A Common Stock nor the Class B Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's shares.

     Transferability; Trading Market Like the Existing Common Stock, the Class A Common Stock and the Class B Common Stock will be freely transferable. The Company is filing applications with the NASDAQ/NMS with respect to both the Class A Common Stock and the Class B Common Stock and it is expected that both such classes will be listed for trading on the NASDAQ/NMS.

     Increase In Authorized Common Stock If approved, the Proposed Amendment will increase the Company's authorized common stock from 10,000,000 shares of Existing Common Stock to 10,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. Immediately after implementation of the Proposal, approximately 2,796,555 million shares of Class A Common Stock and 2,796,555 million shares of Class B Common Stock will be issued and outstanding. An additional 33,695 shares of Class A Common Stock and 33,695 of Class B Common Stock will be reserved for issuance in the event of conversion of the Company's Class A Preferred Stock, as to which an equal number of shares of Existing Common Stock are currently reserved. Accordingly, approximately 7,169,750 shares of Class A Common Stock and 7,169,750 shares of Class B Common Stock will be available for issuance in the future for any proper corporate purpose, including, public or private sale, acquisitions, employee incentive plans and stock dividends. Generally, those issuances may be authorized by the board of directors without shareholder approval, except that under New York law a plan to issue stock options or rights to employees, officers or directors must be authorized by shareholder vote, and the rules of NASDAQ/NMS applicable to companies listed thereon ordinarily require shareholder approval of a stock issuance transaction other than a public offering for cash if, among other things, the number of shares to be issued is or will be 20% or more of common stock outstanding before the issuance.

     The Company currently intends to issue Class A Common Stock rather than Class B Common Stock for future corporate purposes, such as equity financing, acquisitions and employee benefit stock plans. The Company has no current understandings or agreements with respect to any such financings, acquisitions or benefit plans. The Company does not have any current plans to issue any additional shares of Class B Common Stock, but it has reserved shares of Class B Common Stock for any conversion of outstanding Class A Preferred Stock.

     Shareholder Information The Company will deliver to holders of Class A Common Stock the same proxy statements, annual reports and other information and reports as it will deliver to holders of Class B Common Stock. The Company does not propose to change its present practices with respect to issuance of reports and information to shareholders.

Certain Effects of the Proposal

     Effects on Relative Ownership Interest and Voting Power The relative ownership interest and voting power of each holder of Existing Common Stock would be the same immediately after effectiveness of the Proposed Amendment and the Distribution as it was immediately prior thereto. The Proposed Amendment provides that each share of Existing Common Stock will be reclassified and changed into one share of Class B Common Stock, and the Distribution of one share of Class A Common Stock will be made to all shareholders in proportion to the number of shares of Class B Common Stock owned on the record date for the Distribution by each shareholder.

     Under the Proposal, shareholders who sell Class B Common Stock after the Distribution will lose a greater amount of voting control in proportion to their common stock equity than they would have had prior to the Distribution. Conversely, shareholders who sell shares of Class A Common Stock after the Distribution will retain a greater amount of voting control in proportion to equity.

     Effect on Market Price The market price of Class A Common Stock and Class B Common Stock after the Distribution will depend, as before the adoption of the Proposed Amendment, on many factors including, among others, the future performance of the Company, general market conditions, and conditions relating to other companies in the food industry. Accordingly, the Company cannot predict the prices at which the Class A Common Stock and the Class B Common Stock will trade following the adoption of the Proposed Amendment and the Distribution, just as the Company could not predict the prices at which the Existing Common Stock would trade absent the Proposal and the Distribution. It is expected, however, that the market price will reflect the effect of a two-for-one split. Absent other factors and subject to the discussion in the following paragraph, the Class A Common Stock and the Class B Common Stock are therefore expected to trade at approximately one-half the price of the Existing Common Stock prior to implementation of the Proposal. On June 9, 1995, the closing price for the Existing Common Stock on NASDAQ/NMS as reported in The Wall Street Journal was $34.625.

     Under certain circumstances the Class B Common Stock could trade at a premium compared to the Class A Common Stock. The Board of Directors has included the Class A Special Rights feature which may help to reduce or eliminate the economic reasons for the Class B Common Stock to trade at a premium compared to the Class A Common Stock. The Proposed Amendment expressly permits the Board to authorize the purchase of shares of any one class or any combination of classes without regard to differences among them in price and other terms under which such shares may be purchased. Thus, the Board could authorize the Company to purchase Class B Common Stock even if the consideration which would be paid by purchasing Class A Common Stock would be less.

     Since the market price of the Class B Common Stock is expected to be approximately half of the price of the Existing Common Stock, it will be possible to acquire more voting shares for a given amount of consideration after the Distribution. Therefore, subject to the requirement of the Class A Special Rights feature that Class A Common Stock be purchased as well, the Proposal would permit shareholders to increase their relative voting power at a lower cost.

     Effect of Class B Voting Requirement for Certain Transactions Under the Proposed Amendment, the holders of the Class B Common Stock will receive the same consideration per share as the holders of Class A Common Stock in the event of liquidation or dissolution of the Company. This provision of the Proposed Amendment would not prevent a holder of a significant amount of the Existing Common Stock, such as certain members of the Wolcott and Kayser Families, from selling their shareholdings (including all their Class A Common Stock and Class B Common Stock) in the Company for a premium to a buyer who intends to operate the Company following such purchase without acquiring the remaining equity in the Company, assuming that the buyer observes the Equitable Price provisions of the Class A Special Rights to the extent the buyer's purchases of Class B Common Stock exceeds the 15% threshold. See "Description of Class A Common Stock and Class B Common Stock - Class A Special Rights".

     Effect on Trading Market As of the date of this Proxy Statement, 2,796,555 shares of Existing Common Stock are issued and outstanding. Implementation of the Proposal will result in no change in the number of shares of Existing Common Stock (redesignated Class B Common Stock) outstanding and will immediately create an equal number of shares of Class A Common Stock. The increased number of total outstanding shares may increase the liquidity in the market for the Company's common stock, although there can be no assurance that this will occur.

    The Company currently intends that in the future it will issue Class A Common Stock rather than Class B Common Stock in any sale of common stock to the public or in any use of common stock for acquisitions or employee benefit stock plans. Moreover, the Company expects that if members of the Wolcott and Kayser Families sell any shares in the future (the Company knows of no current plan to do so), it is more likely that they will sell shares of Class A Common Stock than shares of Class B Common Stock. Any such issuances of additional shares of Class A Common Stock by the Company or sales of shares of Class A Common Stock by the Wolcott and Kayser Families or other major shareholders may serve to further increase market activity in the Class A Common Stock relative to the Class B Common Stock.

    Effect on Book Value and Earnings Per Share Although the interest of each shareholder in the total equity of the Company will remain unchanged as a result of the Distribution, the issuance of the Class A Common Stock pursuant to the Distribution will cause the book value and earnings per share of the Company to be adjusted to reflect the increased number of shares outstanding. Although effected in the form of a dividend, for accounting purposes the Distribution will have the same effect as a two-for-one stock split.

     Effect on Retained Earnings and Capital Stock Accounts Although the interest of each shareholder in the total equity of the Company will remain unchanged, the Distribution of the Class A Common Stock on a share-for-share basis for each share of Class B Common Stock outstanding will be accounted for as a stock dividend. Consequently, the Stockholders' Equity Account of the Company will be adjusted to increase the Common Stock account by $699,139, the total par value of the Class A Common Stock to be issued in the Distribution, and to decrease retained earnings by an equal amount. If the Distribution had occurred as at March 31, 1995, the Distribution would have resulted in a total Common Stock account of $2,579,000 as compared to $1,880,000 without the Distribution, and the retained earnings of the Company would have been $83,808,000 as compared to $84,507,000 without the Distribution.

     Federal Income Tax Consequences The following description of certain federal income tax consequences concerning the Proposal is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and judicial and administrative interpretations thereof. This description does not, however, address any aspects of state, local or foreign taxation relating to the Proposal.

     The Company believes that, in general, for federal income tax purposes (i) neither the reclassification of Existing Common Stock into Class B Common Stock nor the Distribution of Class A Common Stock will be taxable to a shareholder of the Company, (ii) neither the Class B Common Stock nor the Class A Common Stock will constitute "Section 306 stock" within the meaning of Section 306(c) of the Internal Revenue Code of 1986, as amended, (iii) the cost basis of each share of Existing Common Stock will be apportioned between the share of Class B Common Stock into which it is reclassified and the Class A Common Stock issued with regard to it in proportion to the fair market value of the shares of each class on the date of the Distribution, (iv) the holding period for each share of Class B Common Stock and Class A Common Stock will include the shareholder's holding period for the Existing Common Stock with respect to which they were distributed, and (v) no gain or loss will be recognized on any subsequent conversion of Class A Common Stock into a share of Class B Common Stock. Gain or loss will be recognized, however, on the subsequent sale of a share of Class B Common Stock and a share of Class A Common Stock. Shareholders are urged to seek the advice of their own tax counsel on this matter and on state or foreign income tax matters.

     Conversion of Class A Preferred Stock The Company presently has outstanding 807,240 shares of 10% Cumulative Par Value $.025 Convertible Voting Preferred Stock ("Class A Preferred Stock"), currently convertible in the aggregate into 33,695 shares of Existing Common Stock. The terms of the Class A Preferred Stock provide for adjustment of conversion rights in the event of a recapitalization so as to permit the holders of Class A Preferred Stock to acquire on conversion securities equivalent to those which they could have acquired prior to the recapitalization. Consequently, upon the effectiveness of the Proposed Amendment and the Distribution, the outstanding Class A Preferred Stock will then be convertible in the aggregate into 33,695 shares of Class A Common Stock and 33,695 shares of Class B Common Stock.

     Securities Act of 1933 The Company is not required to register and has not registered under the Securities Act of 1933 the issuance of Class B Common Stock upon reclassification of the Existing Common Stock or the issuance of the Class A Common Stock in the Distribution. To the extent that any shareholder holds any Existing Common Stock as restricted securities under Rule 144 under the Securities Act of 1933, both the Class B Common Stock issued upon the reclassification of the Existing Common Stock and the Class A Common Stock issued in the Distribution will be restricted securities. Any affiliate of the Company under Rule 144 will be subject to the same restrictions in disposing of Class A Common Stock and Class B Common Stock as the affiliate presently is with respect to the Existing Common Stock.

     NASDAQ/NMS Requirements The Existing Common Stock currently is traded on NASDAQ/NMS, and application is being made to trade the Class A Common Stock and the Class B Common Stock on NASDAQ/NMS as well. The Proposal is intended to comply with the requirements of Section 6(j) of Schedule D of the By-laws of the National Association of Securities Dealers, which prohibits the listing on NASDAQ/NMS of equity securities of an issuer which issues a class of security or takes other corporate action with the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class of common stock. The Company has reviewed the proposal with NASDAQ/NMS and has been advised by NASDAQ/NMS that (1) the issuance of the Class A Common Stock would not violate NASDAQ/NMS voting rights policy, (2) on issuance, the Class A Common Stock as well as the Class B Common Stock, will be eligible for listing on NASDAQ/NMS and (3) future issuance of either Class A Common Stock or Class B Common Stock, subject to all applicable rules of listing, will not impair continued eligibility for listing. Any future creation and issuance of a new class of common stock having proportionately greater voting power than Class A Common Stock or Class B Common Stock may be subject to the limitations of
Section 6(j) of Schedule D, and NASDAQ/NMS approval may be required in connection with any such future issuance; the Company has no plans to issue any such new class of common stock.

     Subsequent Amendments Implementation of the Proposal will not prevent the Company from taking any action, or otherwise affect the Company's ability to adopt any future amendments to the Certificate of Incorporation for the purpose of further changing the Company's capital structure or for any other lawful purpose subject to the appropriate approval of the Company's Board of Directors and shareholders and any listing requirements of any market or exchange on which the Company's common stock is traded.


Certain Potential Disadvantages of the Proposal

     While the Board of Directors has determined that implementation of the Proposal is in the best interests of the Company and its shareholders, the Board recognizes that it may result in certain disadvantages, including the following:

     Antitakeover Effect Currently, in the opinion of the Board of Directors, no person could succeed in a takeover of the Company without making an offer acceptable to members of the Wolcott and Kayser Families, because of their substantial ownership of voting stock. Implementation of the Proposal will not materially change the voting power of the Wolcott and Kayser Families, but it will give the Company more flexibility to issue common stock without substantial diminution of the voting power of the existing shareholders, including the Wolcott and Kayser Families, and it will give the Wolcott and Kayser Families the ability to reduce their equity holdings in the Company (by sale of Class A Common Stock) without materially reducing their voting power. See "Reasons for the Proposal; Recommendation of the Board of

Directors". If shareholders were to reject the Proposal and if the Company were to sell a substantial amount of Existing Common Stock or members of the Wolcott and Kayser Families were to sell a substantial amount of Existing Common Stock, the chances of success might improve for a tender offer or other takeover
proposal  or  a  proxy   contest   which  would   remove   incumbent   directors
notwithstanding the opposition of the Wolcott and Kayser Families. On the foregoing assumptions, the Proposal might be said to reduce the possibility of the shareholders receiving and accepting hostile takeover bids, which are usually made at premiums over then-current market prices of the target company's stock. The Proposal will also render more difficult or discourage mergers, proxy contests, removal of current management or other changes in control of the Company which may be desired by substantial holders of the Company's equity securities, particularly if their holdings are primarily Class A Common Stock.

     The Company does not believe, however, that it would be compelled to sell additional shares of Existing Common Stock if the Proposal failed to gain approval, nor is the Company aware of any present intention of members of the Wolcott and Kayser Families to sell any Existing Common Stock or, if the Proposal is implemented, to sell any shares of Class A Common Stock or Class B Common Stock. Moreover, the Company's Certificate of Incorporation currently provides for staggered voting of directors for three-year terms so that shareholders desiring to replace the incumbent directors and gain control of the Board would be required to win at least two successive annual contests before their nominees constituted a majority of directors. The Certificate of Incorporation also contains two super-majority voting provisions which arguably have an antitakeover effect. Paragraph 6 of the Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of the shares present and entitled to vote to authorize an amendment to the By-Laws of the Company; and Paragraph 7 states that a director may be removed regardless of cause upon the vote of the holders of two-thirds of the shares entitled to vote for the election of that director.

     State Statutes Some state statutes contain provisions which, due to the issuance of Class A Common Stock, may restrict an offering of equity securities by the Company or the secondary-trading of its equity securities in those states. However, due to exemptions or for other reasons, the Company does not believe that such provisions will have a material adverse effect on the amount of equity securities that the Company will be able to offer, or on the price obtainable for such equity securities in such an offering, or in the secondary trading market for the Company's equity securities.

     Acquisition Accounting The Class A Common Stock may not be used to effect a business combination intended to be accounted for using the "pooling of interests" method. In order for such method to be used, the Company would be required to issue Class B Common Stock as the consideration for the combination.

     Brokerage Costs; Security for Credit As is typical in connection with any stock split, brokerage charges and stock transfer taxes, if any, may be somewhat higher with respect to purchases and sales of the Company's common stock after the Distribution, assuming transactions in the same dollar amount, because of the increased number of shares involved.

     The Company does not expect that the adoption of the Proposed Amendment and the Distribution will affect the ability of shareholders to use either the Class A Common Stock or the Class B Common Stock as security for the extension of credit by financial institutions, securities, brokers, or dealers.

     Investment by Institutions Implementation of the Proposal may affect the decision of certain institutional investors that would otherwise consider investing in the Existing Common Stock but who object to the issuance of owner shares with disproportionately reduced voting power.

     Proposed Routine Amendments in the Certificate of Incorporation The issuance of the new class of common stock as a share-for-share dividend on Class B Common Stock pursuant to the Proposal requires a change in the conversion provisions of the Class A Preferred Stock. The anti-dilution provisions of the preferred stock conversion rights entitle the preferred shareholders to an equitable adjustment to reflect the additional stock dividend on the shares of Class B Common Stock which they are entitled to receive on conversion of the convertible preferred stock. Accordingly the conversion provisions with respect to the Class A Preferred Stock, Series A, which currently provide that each share is convertible into one-twentieth of a share of common stock, will state that each share of Class A Preferred Stock, Series A, is convertible into one-twentieth of a share of Class A Common Stock and one-twentieth of a share of Class B Common Stock. Similarly, the provisions respecting Class A Preferred Stock, Series B, which currently provide that each share is convertible into one-thirtieth of a share of common stock, will state each share of Class A Preferred Stock, Series B, is convertible into one-thirtieth of a share of Class A Common Stock and one-thirtieth of a share of Class B Common Stock.

     The amendments to the Certificate of Incorporation described in this Proxy Statement will require the renumbering of various existing provisions of the Certificate of Incorporation.


Interests of Certain Persons in the Proposal

     As noted elsewhere in this proxy statement, members of the Wolcott and Kayser Families hold approximately 50% of the voting power of the Company. See "Background of the Proposal". That percentage will not be affected by the Proposal or the Distribution. Members of the Wolcott and Kayser Families, however, could sell some or all of the Class A Common Stock received by them in the Distribution without any material reduction in their voting power, assuming no other events occur that would affect voting power. Consequently, they have an interest in implementation of the Proposal. Management is not aware of any present intention on the part of any member of either family to dispose of common stock.

     Of the eight current members of the Board of Directors, three are Messrs. Wolcott and Kayser and Ms. Stuart, who is a director and a daughter of Mr. Wolcott. The remaining five members are neither members of the Wolcott or Kayser families nor employees of the Company; one of the five, Mr. Brady, is President and Chief Executive Officer of Moog Inc., in which the Company, the Pension Plan and the Foundation own a 15.0% voting interest in Class A Common Stock and a 4.5% voting interest in Class B Common Stock. The Board of Directors suggests that each shareholder carefully read and review in detail the portions of this proxy statement describing the Proposal and the Distribution and discussing certain effects thereof.


Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's preferred stocks and Existing Common Stock entitled to vote thereon is required for adoption of the Proposal. As noted above, the Board of Directors recommends that the shareholders vote FOR the Proposal and the adoption of the Proposed Amendment.


                                           PROPOSALS 3A AND 3B


AMENDMENTS TO THE COMPANY'S BY-LAWS

     Proposals 3A and 3B, each of which shall be voted upon separately, provide for amendments to the Company's By-Laws and are recommended by the Board of Directors.


                                               Proposal 3A

     The By-Laws now provide that "each stockholder or proxy shall have one vote for each share held by him," which statement would be inconsistent with the Proposed Amendment to the Certificate of Incorporation (Proposal 2 above) which would create a new class, designated Class A, Common Stock having 1/20th vote per share.

     Proposal 3A states: The first sentence of Article I, Section 7, of the By-Laws is hereby amended by adding the language set forth in bold type below:

                                                Section 7

                                                 Voting

                  At all meetings of stockholders, all questions, in the absence of a contrary statutory or By-Law provision, shall be determined by a majority vote of the stockholders present in person or by proxy, and each stockholder or proxy shall have one vote for each share held by him EXCEPT AS OTHERWISE PROVIDED IN THE CERTIFICATE OF INCORPORATION.

     If the Proposed Amendment to the Certificate of Incorporation is approved by the shareholders, this By-Law amendment will conform the By-Laws' language to the change in the Certificate of Incorporation. If the Proposed Amendment to the Certificate of Incorporation is not approved, approval of this By-Law amendment will have no current application in as much as the Certificate of Incorporation will not provide for a vote other than one vote per share. Under New York law, the provisions of a corporation's certificate of incorporation generally override inconsistent provisions of its by-laws; nevertheless, the Company's management believes it preferable to eliminate the inconsistency so as to avoid any ambiguity on this issue.

                                               Proposal 3B


     The Company's Board of Directors recommends that the shareholders approve an amendment to the Company's By-Laws which would state that the Company's annual meeting will be held on a date other than a legal holiday within six months after the close of the Company's fiscal year or at a later date determined by the Board of Directors. Currently the Company's Annual Meeting is permitted to be held in November or December of each year. The Company has changed its fiscal year to commence on April 1st of each year and end on the following March 31st. The change in fiscal year has been effected as of March 31, 1995, on which date the Company closed its last fiscal year. The change in fiscal year did not require shareholder approval.

     It would be prudent and of greater benefit to shareholders to permit the Annual Meeting of Shareholders to be held within six months after the end of the fiscal year instead of in November or December, while giving the Board the flexibility to select another date. Other changes in the amendment are proposed to clarify the meaning of the existing language.

     The proposed amendment is as follows: Effective with the annual meeting of shareholders to be held in 1995, Article I, Section 1 of the By-Laws is hereby amended by deleting the bracketed language and adding the language in bold type set forth below:

                                                Section 1

                                             ANNUAL MEETINGS


              The annual meeting of Stockholders for the election of Directors, considering reports made to the shareholders [before the meeting,] and the transaction of other business as may properly come before [it] THE MEETING shall be held within or without the State of New York at a specific place and [such] date that is not a legal holiday EACH YEAR WITHIN SIX MONTHS AFTER THE CLOSE OF THE CORPORATION'S FISCAL YEAR [during November or December] which shall be [as is] determined by the Board of Directors OR AT SUCH LATER DATE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS.

Required Vote

     The Board of Directors unanimously recommends that shareholders vote FOR the approval and adoption of each By-Law amendment. The affirmative vote of the holders of two-thirds of the shares present and entitled to vote at the meeting is required for the approval and adoption of each amendment.

                                               PROPOSAL 4


                                  RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors through its Audit Committee has selected Deloitte & Touche LLP, independent public accountants, to act as auditors for the fiscal year ending March 31, 1996. Deloitte & Touche has served as the Company's independent auditors for many years.

     It is anticipated that representatives of Deloitte & Touche will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Management recommends a vote FOR its proposal to ratify the appointment of Deloitte & Touche as independent auditors of the Company for the fiscal year ending March 31, 1996.

                                                * * * * *


                                    BROKER NON-VOTES AND ABSTENTIONS

      Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of national securities exchanges withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker shareholders who are present in person or by proxy and have the legal authority to vote their shares, but who abstain from voting, will adversely affect the outcome of Proposals 2, 3A and 3B.


                                            VOTING OF PROXIES

      The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices (including abstentions) are not indicated, the shares represented by all valid proxies received will be voted FOR the nominees for director named earlier in this Proxy Statement and FOR approval of Proposals 2, 3A, 3B and 4 as described earlier in this Proxy Statement.

      Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The Board knows of no other matters which may be presented to the meeting.


                                          SHAREHOLDER PROPOSALS

     Shareholder proposals must be received at the Company's offices no later than February 23, 1996 in order to be considered for inclusion in the Company's proxy materials for the 1996 Annual Meeting.


                                              MISCELLANEOUS

     To assure a quorum at the annual meeting (the holders of a majority of the stock entitled to vote thereat constitute a quorum), shareholders are requested to sign and return promptly the enclosed form of Proxy in the envelope provided. A shareholder who has delivered a Proxy form may attend the meeting and, if he or she desires, vote in person at the meeting.

                                   By order of the Board of Directors,



                                   JEFFREY L. VAN RIPER
                                   Secretary


DATED:     Pittsford, New York
           June 16, 1995

                                                EXHIBIT A


Text of Changes to the Company's Certificate of Incorporation

I. Article 3 of the Company's Certificate of Incorporation is amended to read, in its entirety, as follows:

         3. The Capital Stock of the Corporation shall consist of ten million (10,000,000) shares of Class A Common Stock of the par value of $0.25 each; ten million (10,000,000) shares of Class B Common Stock of the par value of $0.25 each; two hundred thousand (200,000) shares of Six Percent (6%) Voting Cumulative Preferred Stock of the par value of $0.25 each; thirty thousand (30,000) shares of Preferred Stock Without Par Value, to be issued in series by the Board of Directors, pursuant to the provisions of Article 4, Section (c) hereof, subject to the limitations prescribed by law; and four million (4,000,000) shares of Preferred Stock with $.025 par value, Class A, to be issued by the Board of Directors pursuant to the provisions of Article 4, Section (d) hereof, subject to the limitations prescribed by law. The stated capital of the Corporation as determined pursuant to Section 506 of the Business Corporation Law shall be increased by six hundred ninety-nine thousand one hundred thirty nine dollars ($699,139.00) and such increase shall be stated capital in respect of the Corporation's $0.25 par value Class B Common Stock.

II. Article 4 of the Company's Certificate of Incorporation is amended to insert a new Section (a) which reads, in its entirety, as follows:

         4. The designations, preferences, privileges and voting powers of the shares of each class of stock which the Corporation is authorized to issue, and the restrictions or qualifications thereof, shall be as follows:

                  (a) Class A Common Stock and Class B Common Stock.

              (A) Provisions Applicable to Class A Common Stock and Class B Common Stock.

                      (i) The holders of record of Class A Common Stock and the holders of record of Class B Common Stock shall have equal rights and rank per share with respect to any and all dividends and distributions declared on the common stock of the Corporation, and no dividend or distribution shall be declared or made with respect to either Class A Common Stock or Class B Common Stock unless that dividend or distribution is declared and made with respect to both such classes; except that (subject to conversion rights of any preferred stocks) a dividend or distribution upon Class A Common Stock which will be paid in shares of common stock of the Corporation shall be declared and made only in shares of Class A Common Stock and a dividend or distribution upon Class B Common Stock which will be paid in shares of common stock of the Corporation shall be declared and made only in shares of Class B Common Stock, and if a dividend or distribution is so declared and paid in shares of one class of common stock to the holder of each share of that class, a per-share dividend or distribution in an equal number of shares of the other class of common stock shall be concurrently declared and paid to the holder of each share of such other class, so that the number of shares of Class A Common Stock paid as a dividend or distribution on a share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock paid as a dividend or distribution on a share of Class B Common Stock.

                      (ii) In the event of any voluntary or involuntary liquidation, dissolution or any winding up of the Corporation, each share of Class A Common Stock and Class B Common Stock shall rank equally with respect to any distribution to be received by holders of common stock upon or with respect to liquidation, dissolution or winding up.

              (B) Provisions Applicable to Class A Common Stock.

                      (i) The holders of Class A Common Stock are entitled to one-twentieth (1/20th) of one vote per share on all questions presented to the stockholders. In all elections of directors of the Corporation, each holder of Class A Common Stock shall have the right to vote in person or by proxy one-twentieth (1/20th) of one vote for each share of Class A Common Stock held by such holder for as many Persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                           Any provision of the Certificate of Incorporation or By-Laws of the Corporation requiring the affirmative vote of a specified percentage of shares of the Corporation shall be read to give effect to the lesser voting rights of the holders of Class A Common Stock as described above; specifically, a provision that the affirmative vote of a specified percentage of the shares of the Corporation is required shall require the affirmative vote of the holders of that percentage of the aggregate voting power of the Corporation.

                           The holders of Class A Common Stock are entitled to vote as a separate class (i) on any proposal to amend the Corporation's Certificate of Incorporation to increase the authorized number of shares of Class B Common Stock, unless the increased authorization does not exceed the number of shares of Class B Common Stock which must be issued in a proposed stock dividend with respect to shares of Class B Common Stock and which conforms to the requirements set forth in this Article with respect to payment of dividends in stock of this Corporation upon shares of Class B Common Stock and Class A Common Stock and (ii) as required by applicable law.

                      (ii) The Class A Common Stock is not convertible into shares of Class B Common Stock, unless the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of outstanding shares of Class B Common Stock and Class A Common Stock. At such time, all of the outstanding Class A Common Stock will be converted automatically into shares of Class B Common Stock on a share-for-share basis. For purposes of this Article 4(a)(B)(ii), "outstanding" shares of Common Stock would not include shares of Class B Common Stock or shares of Class A Common Stock repurchased by the Corporation and not reissued.

              (C) Provisions Applicable to Class B Common Stock.

                      (i)  Except  as  provided  in  paragraph  (C)(ii)  of this
         Article 4(a), the holders of Class B Common Stock are entitled to one vote per share on all questions presented to the stockholders. In all elections of directors of the Corporation, each holder of Class B Common Stock shall have the right to vote in person or by proxy the number of shares of Class B Common Stock held by such holder for as many Persons as there are directors to be elected. No cumulative voting for directors shall be permitted. The holders of Class B Common Stock are entitled to vote as a separate class where required by applicable law. If any share of Class B Common Stock is ineligible to vote by reason of the limitations contained in paragraph (c)(ii) of this
         Article 4(a), that share will be excluded from the determination of the total shares eligible to vote for any purpose for which a vote of shareholders is taken.

                      (ii) The voting rights of holders of shares of Class B Common Stock are subject to the following restrictions: If a Person acquires more than 15% (the "15% Threshold Amount") of the outstanding Class B Common Stock after August 5, 1995 (the "Threshold Date") and does not acquire after the Threshold Date a percentage of the Class A Common Stock outstanding at least equal to the percentage of Class B Common Stock acquired by that Person after the Threshold Date in excess of the 15% Threshold Amount, such Person will not be allowed to vote shares of Class B Common Stock acquired after the Threshold Date in excess of the 15% Threshold Amount. The inability of the Person to vote the shares of Class B Common Stock in excess of the 15% Threshold Amount will continue until such time as a sufficient number of shares of Class A Common Stock have been acquired by the Person.

                      For purposes of calculating the 15% Threshold Amount, the following acquisitions and increases shall be excluded: (i) shares of Class B Common Stock held by any Person on the Threshold Date, (ii) an increase in a holder's percentage ownership of Class B Common Stock resulting solely from a change in the total number of shares of Class B Common Stock outstanding as a result of a repurchase of Class B Common Stock by the Corporation since the last date on which that holder acquired Class B Common Stock, (iii) acquisitions of Class B Common Stock (1) made pursuant to contracts existing prior to the Threshold Date, including the acquisition of Class B Common Stock pursuant to the conversion provisions of Class A Preferred Stock outstanding prior to the Threshold Date, (2) by bequest or inheritance, or by operation of law upon the death or incompetency of any individual and (3) by any other transfer made without valuable consideration, in good faith and not for the purpose of circumventing the restrictions imposed by the 15% Threshold Amount. A gift made to any Person who is related to the donor by blood or marriage, a gift made to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986 or a successor provision and a gift to a Person who is a fiduciary solely for the benefit of, or which is owned entirely by, one or more of the following persons or entities:

              (1) a person who is related to the donor by blood or marriage, or

             (2) a charitable  organization  which is qualified under Section
                 501(c)(3) as described above

         shall be presumed to be made in good faith and not for purposes of circumventing the restrictions imposed by the 15% Threshold Amount.

                  Acquisitions of Class A Common Stock so as to preclude the effect of the voting restrictions contained in the preceding paragraph must be made for an "equitable price." For purposes of this paragraph an "equitable price" is deemed to have been paid only when the shares of Class A Common Stock have been acquired at a price at least equal to the greater of (i) the highest per share price paid by the acquiring Person, in cash or non-cash consideration, for any Class B Common Stock acquired within the 60-day periods preceding and following the acquisition of the Class A Common Stock or (ii) the highest closing market sale price of Class B
     Common Stock during the 30-day periods preceding and following the acquisition of the Class A Common Stock. The value of any non-cash consideration will be determined by the Board of Directors acting in good faith. The highest closing market sale price of a share of Class B Common Stock will be the highest closing sale price reported by the principal trading market for either class of Common Stock.

                  As used in this Article 4(a)(C)(ii):

                      "Person"  shall  include one or more  persons and entities who act or agree to act in concert with respect to the acquisition or disposition of Class B Common Stock or with respect to proposing or effecting a plan or proposal to accomplish (a) a merger, reorganization or liquidation of the Corporation or a sale of a material amount of its assets, (b) a change in the Corporation's Board of Directors or management, including any plans or proposal to fill vacancies on the Board of Directors or change the number or term of Directors, (c) a material change in the business or corporate structure of the Corporation, or (d) any material change in the capitalization or dividend policy of the Corporation. As used in the preceding sentence, "act or agree to act in concert" shall not include acts or agreements to act by persons pursuant to their official capacities as Directors or officers of the Corporation or because they are related by blood or marriage.

                      Each  reference  to acquiring  or  acquisition  of Class B
                  Common Stock and Class A Common Stock shall include direct and indirect acquisitions of such stock.

                      (iii) The holders of Class B Common Stock shall have the right, at their option, to convert such shares into shares of Class A Common Stock at any time after the issuance thereof, on a share-per-share basis. The conversion rights in the preceding sentence shall expire upon the occurrence of the automatic conversion of all outstanding shares of Class A Common Stock into Class B Common Stock pursuant to the provisions of paragraph (B)(ii) of this Article 4(a). In order to convert shares of Class B Common Stock into shares of Class A Common Stock, the holder thereof shall surrender at the office of the Corporation the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice at such office that he elects to convert such shares of Class B Common Stock which shall be deemed to have been converted as of the date (hereinafter called the "Class A Conversion Date") of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. As soon as practicable on or after the Class A Conversion Date, the Corporation will deliver at such office a certificate or certificates for the number of shares of Class A Common Stock issuable on such conversion.

III. Article 4(i)(D)(iv) of the Company's Certificate of Incorporation is renumbered 4(d)(D)(iv) and is amended to read in its entirety, as follows:

         (D) First Series of Class A Preferred Stock. The first series of 1,000,000 shares of Class A Preferred Stock shall be designated Ten Percent (10%) Cumulative Convertible Voting Preferred Stock-Series A, $0.25 stated value (hereinafter called "10% Voting Preferred Stock"), and shall have the following rights, preferences and limitations:

                                               * * * *

                  (iv)Conversion. The holders of 10% Voting Preferred Stock shall have the right, at their option, to convert such shares into shares of common stock, $0.25 par value, at any time after the issuance thereof, on and subject to the following terms and conditions:

              (a) The 10% Voting Preferred Stock shall be convertible, at the office of the Corporation or at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares of Class A Common Stock and Class B Common Stock (calculated as to each conversion to the nearest 1/10 of a share) at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. The conversion rate shall be one (l) share of Class A Common Stock and one (1) share of Class B Common Stock for every twenty (20) shares of 10% Voting Preferred Stock.


IV. Article 4(i)(E)(iv) of the Company's Certificate of Incorporation is renumbered 4(d)(E)(iv) and is amended to read as follows:

         (E) Second Series of Class A Preferred Stock. The second series of 400,000 shares of Class A Preferred Stock shall be designated Ten Percent (10%) Cumulative Convertible Voting Preferred Stock-Series B, $0.25 stated value (hereinafter called "Series B Preferred Stock"), and shall have the following rights, preferences and limitations:

                                                    * * *

                  (iv) Conversion. The holders of Series B Preferred Stock shall have the right, at their option, to convert such shares into shares of common stock, $0.25 par value, at any time after the issuance thereof, on and subject to the following terms and conditions:

              (a) The Series B Preferred Stock shall be convertible, at the office of the Corporation or at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares of Class A Common Stock and Class B Common Stock (calculated as to each conversion to the nearest 1/10 of a share) at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. The conversion rate shall be one (1) share of Class A Common Stock and one (1) share of Class B Common Stock for every thirty (30) shares of Series B Preferred Stock.


V. Article 4 of the Company's Certificate of Incorporation will be further amended by renumbering and reordering certain sections and by amending the address to which notices of conversion are sent.


VI. Article 7 of the Company's Certificate of Incorporation is amended to read, in its entirety, as follows:

         7. The office of the Corporation shall be located in the Village of Pittsford, County of Monroe, New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation that may be served upon the Secretary of State is 1162 Pittsford-Victor Road, Pittsford, New York 14534.

                            SENECA FOODS CORPORATION
                           1162 Pittsford-Victor Rd.
                           Pittsford, New York 14534

                                     PROXY

        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 5, 1995

     The undersigned shareholder of SENECA FOODS CORPORATION (the "Company") hereby appoints and constitutes ARTHUR S. WOLCOTT and KRAIG H. KAYSER, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the Company to be held at 74 Seneca Street, Dundee, New York, on Saturday, August 5, 1995 at 9:00 a.m., Dundee time, and any and all adjournments thereof (the "Meeting"), and to vote all shares of stock of the Company registered in the name of the undersigned and entitled to vote at the Meeting upon the matters set forth below:

           MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1, 2, 3A, 3B AND 4.

1. Election of Directors: Election of the two nominees listed below to serve until the annual meeting of shareholders in 1998 and the one nominee listed below to serve until the annual meeting of 1996 and until their successors are duly elected and shall qualify:

     [ ] FOR all nominees listed below (except as marked to the contrary below);
     [ ] WITHHOLD  AUTHORITY  to vote for all nominees listed below.

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his or her name in the list below:

     (a) To serve until the 1998 annual meeting:   D.L. Call;       S.W.Stuart
     (b) To serve until the 1996 annual meeting:   M.A. Schaeffer

2. Management Proposal: Approval of certain amendments to the Company's Certificate of Incorporation.

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

3A. Management Proposal: Approval of an amendment to the Company's By-Laws conforming the By-Laws to the language of Proposal 2.

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

3B. Management Proposal: Approval of an amendment to the Company's By-Laws changing the date of the annual meeting of shareholders.

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. Appointment of Auditors: Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 1996.

                    [ ] FOR [ ] AGAINST [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3A, 3B AND 4.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                        Signature:______________________________


                                  ______________________________
                                  Joint owners should each sign.
                                  Executors, administrators, trustees,
                                  guardians and corporate officers should
                                  give their titles.

                        Dated:    _______________________________, 1995

                       (PLEASE SIGN AND RETURN PROMPTLY)